                                                                  EXHIBIT (a)(1)

                                                           PROSPECTUS SUPPLEMENT
                                            (to Prospectuses dated May 3, 2001)*





                            -------------------------

                             INFORMATICA CORPORATION

                            -------------------------

       OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS UNDER THE 2000 EMPLOYEE STOCK INCENTIVE PLAN AND THE 1999 STOCK INCENTIVE PLAN

                            -------------------------

   THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER EXPIRE AT 9:00 P.M., PACIFIC DAYLIGHT TIME, ON SEPTEMBER 12, 2001 UNLESS THIS OFFER IS EXTENDED.



                                 JULY 20, 2001

*THIS SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(a) PROSPECTUSES DATED MAY 3, 2001 RELATING TO THE INFORMATICA CORPORATION 2000 EMPLOYEE STOCK INCENTIVE PLAN AND 1999 STOCK INCENTIVE PLAN

================================================================================

                             INFORMATICA CORPORATION

                                 JULY 20, 2001

          OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
                           (THE "OFFER TO EXCHANGE")

    THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER EXPIRE AT 9:00 P.M.,
                             PACIFIC DAYLIGHT TIME,
              ON SEPTEMBER 12, 2001 UNLESS THIS OFFER IS EXTENDED.

        Informatica Corporation ("Informatica") is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of Informatica common stock for new options which we will, at the discretion of our Board of Directors, grant under either the Informatica Corporation 2000 Employee Stock Incentive Plan, as amended, and as may be amended from time to time (the "2000 Plan") or the Informatica Corporation 1999 Stock Incentive Plan, as amended, and as may be amended from time to time (the "1999 Plan" and, together with the 2000 Plan, the "New Option Issuance Plans"). We are making the offer upon the terms and conditions described in (1) this Offer to Exchange (the "Offer to Exchange"); (2) the related memorandum from Gaurav S. Dhillon dated July 20, 2001 (the "Dhillon Memorandum"); (3) the Election Form; and (4) the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer," "exchange offer" or "program").

        Each eligible employee who accepts the offer will receive one share subject to new options for each share subject to the options tendered. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Assuming we do not extend the Expiration Date (as defined below), we presently expect to grant the new options on March 14, 2002. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by Informatica through the offer will be cancelled promptly after 9:00 p.m. Pacific Daylight Time on the date the offer ends. The offer is presently scheduled to expire on September 12, 2001 (the "Expiration Date"), and we expect to cancel options on September 13, 2001, or promptly thereafter (the "Cancellation Date"). IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU RECEIVED DURING THE SIX MONTH PERIOD PRIOR TO THE CANCELLATION DATE. Since we presently expect to cancel all tendered options on September 13, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since March 13, 2001.

        The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

        You may participate in the offer if you meet the following criteria as of the date the offer commences and through the Cancellation Date:

        o you are an employee of Informatica Corporation or one of our subsidiaries residing or working in Australia, Belgium, Canada, France, Germany, Japan, the Netherlands, Norway, Singapore, Switzerland, the United Kingdom or the United States.

        Our affiliates, which include the members of our Board of Directors and our executive officers listed on Schedule A to this Offer to Exchange, are not eligible to participate in the offer. Please note that in order to receive a new option pursuant to this offer, you must continue to be an eligible employee as of the date on which the new options are granted, which will be at least six months and one day after the Cancellation Date.

        If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of the offer, we will grant you new options under either the 2000 Plan or the 1999 Plan, at the discretion of our Board of Directors. Any new options granted under the 1999 Plan will be subject to the terms and conditions of the 1999 Plan, and any new options granted under the 2000 Plan will be subject to the terms and conditions of the 2000 Plan.

        - Eligible employees who were originally granted options under the Influence Software, Inc. 1996 Incentive Stock Option Plan or the Zimba 1999 Stock Option Plan, each of which were assumed by Informatica, should note that because they will be granted new options under either the 2000 Plan or the 1999 Plan and the forms of option agreements thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        - Eligible employees who were granted options under the Informatica Corporation 1993 Flexible Stock Incentive Plan and the Informatica Corporation 1996 Flexible Stock Incentive Program should note that because they will be granted new options under either the 2000 Plan or the 1999 Plan and the forms of option agreements thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        - Eligible employees who were granted options under the 2000 Plan should note that because they may be granted new options under the 1999 Plan and the form of option agreement thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        - Eligible employees who were granted options under the 1999 Plan should note that because they may be granted new options under the 2000 Plan and the form of option agreement thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        The exercise price per share of the new options will be 100% of the fair market value of Informatica common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the new options. As noted above, each eligible employee who accepts the offer will receive one share subject to new options for each share subject to the options tendered.

        Each new option granted will vest in accordance with the vesting schedule of the cancelled options. Accordingly, each new option granted will vest as follows:

        - any shares that were fully vested on the date the old options are cancelled will be fully vested on the date of grant of the new options;

        - all unvested shares on the date the old options are cancelled that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will be fully vested; and

        - all remaining unvested options will have a vesting schedule that is equivalent to the vesting schedule that would have been in place had the cancelled option remained in effect.

        For example:

        - An employee cancels an option that is 20/48th vested at the time of cancellation.

        -       The new grant occurs 6 months and one day after cancellation.

        - The replacement option will be 26/48th vested with respect to the total shares that would have been vested under the cancelled option at the time of grant of the new option.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

        WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

        Shares of Informatica common stock are traded on the Nasdaq National Market under the symbol "INFA." On July 13, 2001, the closing price of our common stock reported on the Nasdaq National Market was $15.26 per share.

        THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        You should direct questions about the offer or requests for assistance or for additional copies of (1) this Offer to Exchange; (2) the Dhillon Memorandum; (3) the Election Form; and (4) the Notice to Withdraw from the Offer to:

        Peter McGoff, General Counsel, or Jeff True, Associate General Counsel at Informatica Corporation, 3350 W. Bayshore Road, Palo Alto, California 94303 (telephone: (650) 687-6200).

                                    IMPORTANT

        If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax, courier or hand deliver it and any other required schedules to DEBORAH HAYNES, STOCK PLAN ADMINISTRATOR AT FAX NUMBER (650) 213-8364, INFORMATICA CORPORATION, 3350 W. BAYSHORE ROAD, PALO ALTO, CALIFORNIA 94303, ON OR BEFORE 9:00 P.M. PACIFIC DAYLIGHT TIME ON SEPTEMBER 12, 2001.

        We are not making the offer to, and we will not accept any tender of options from or on behalf of, optionholders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to optionholders in any of these jurisdictions.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED MEMORANDUM FROM GAURAV S. DHILLON DATED JULY 20, 2001, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY INFORMATICA.

                                TABLE OF CONTENTS

                                                                                               PAGE
                                                                                               ----
SUMMARY TERM SHEET...............................................................................1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER.....................................................11

INTRODUCTION....................................................................................17

THE OFFER.......................................................................................20

1.      Eligibility.............................................................................20

2.      Number of options; expiration date......................................................20

3.      Purpose of the offer....................................................................22

4.      Procedures for tendering options........................................................22

5.      Withdrawal Rights and Change of Election................................................23

6.      Acceptance of options for exchange and issuance of new options..........................24

7.      Conditions to the offer.................................................................26

8.      Price range of shares underlying the options............................................27

9.      Source and amount of consideration; terms of new options................................28

10.     Information concerning Informatica......................................................35

11.     Interests of directors and officers; transactions and arrangements concerning the options.............................................................................35

12.     Status of options acquired by us in the offer; accounting consequences of the offer.....36

13.     Legal matters; regulatory approvals.....................................................37

14.     Material U.S. Federal Income Tax Consequences...........................................37

15.     Material Tax Consequences for Employees Who are Tax Residents in Australia..............39

16.     Material Tax Consequences for Employees Who are Tax Residents in Belgium................40

17.     Material Tax Consequences for Employees Who are Tax Residents in Canada.................42

18.     Material Tax Consequences for Employees Who are Tax Residents in France.................44

19.     Material Tax Consequences for Employees Who are Tax Residents in Germany................44

20.     Material Tax Consequences for Employees Who are Tax Residents in Japan..................45

21.     Material Tax Consequences for Employees Who are Tax Residents in The
        Netherlands.............................................................................46

22.     Material Tax Consequences for Employees Who are Tax Residents in Norway.................47

23.     Material Tax Consequences for Employees Who are Tax Residents in Singapore..............47

24.     Material Tax Consequences for Employees Who are Tax Residents in Switzerland............52

25.     Material Tax Consequences for Employees Who are Tax Residents in the United Kingdom.....53

26.     Extension of offer; termination; amendment..............................................54

27.     Fees and expenses.......................................................................55

28.     Additional information..................................................................56

29.     Financial Information...................................................................57

30.     Miscellaneous...........................................................................57

SCHEDULE A INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER
           OFFICERS OF INFORMATICA CORPORATION.................................................A-1

APPENDIX A JOINT ELECTION TO TRANSFER THE NATIONAL INSURANCE LIABILITY UK EMPLOYEES
           ONLY OF INFORMATICA SOFTWARE LIMITED...............................................AA-1

                               SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying Dhillon Memorandum, the Election Form and the Notice to Withdraw from the Offer because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the Dhillon Memorandum, the Election Form and the Notice to Withdraw from the Offer, as well as our annual report on Form 10-K for the fiscal year ended December 31, 2000 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2001, both of which are being delivered to eligible employees with this Offer to Exchange, and contain important financial and other information about us. We have included page references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE INFORMATICA OFFERING TO EXCHANGE?

        For eligible employees, we are offering to exchange outstanding, unexercised options to purchase shares of common stock of Informatica which are held by eligible employees and issued under:

        - the Informatica Corporation 2000 Employee Stock Incentive Plan, as amended, and as may be further amended from time to time (the "2000 Plan");

        - the Informatica Corporation 1999 Stock Incentive Plan, as amended, and as may be further amended from time to time (the "1999 Plan");

        -       the Informatica Corporation 1996 Flexible Stock Incentive Plan;

        -       the Informatica Corporation 1993 Flexible Stock Incentive Plan;

        -       the Influence Software, Inc. 1996 Incentive Stock Option Plan;
                and

        -       the Zimba 1999 Stock Option Plan.

        The above option plans are collectively referred to in this Offer to Exchange as the "Option Plans." We will exchange eligible options issued under the Option Plans for new options we will grant under either the 2000 Plan or the 1999 Plan, (referred to as "new options" or "replacement options") at the discretion of our Board of Directors, and they will be subject to the terms and conditions of the plan they are issued from. (Page 29)

WHO IS ELIGIBLE TO PARTICIPATE?

        You may participate in the offer if you meet the following criteria as of the date the offer commences and through September 13, 2001 (the "Cancellation Date"):

        - you are an employee of Informatica or one of our subsidiaries residing or working in Australia, Belgium, Canada, France, Germany, Japan, the Netherlands, Norway, Singapore, Switzerland, the United Kingdom or the United States.

        Our affiliates, which include the members of our Board of Directors and our executive officers listed on Schedule A to this Offer to Exchange, are not eligible to participate in the offer.

        In order to receive a new option, you must remain an eligible employee as of the date the new options are granted, which will be at least six months and one day after the Cancellation Date. If we do not extend the offer period beyond September 12, 2001, the new options will be granted on March 14, 2002. (Page 20)

ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

        Only certain employees outside the United States are eligible to participate. Eligible employees include residents of Australia, Belgium, Canada, France, Germany, Japan, the Netherlands, Norway, Singapore, Switzerland, the United Kingdom or the United States or employees of subsidiaries of Informatica who are located in those countries.

        Please be sure to read Sections 15 through 25 of this Offer to Exchange, which discuss the tax consequences of participating in the offer for employees outside the United States. (Pages 39 to 54)

WHY IS INFORMATICA MAKING THE OFFER?

        We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 22)

WHAT ARE THE CONDITIONS TO THE OFFER?

        The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions to the offer are described in Section 7 of this Offer to Exchange. (Page 26)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

        In order to receive a grant of new options through the offer and under the terms of either the 2000 Plan or the 1999 Plan, you must continue to be employed by Informatica or one of its subsidiaries as of the date the new options are granted.

        As discussed below, subject to the terms of this offer, we will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an eligible employee of Informatica or one of its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (Page 20)

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

        We will grant you new options to purchase one share for each share subject to the options you tender. For example, if your old option covered 1,000 shares, your new option will cover 1,000 shares. New options will be granted under either the 2000 Plan or the 1999 Plan, at the discretion of our Board of Directors, unless prevented by law or applicable regulations, and will be governed by the terms and conditions of the plan under which they are granted. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement under either the 2000 Plan or the 1999 Plan, which may have different terms and conditions from the option agreement for your old options, before receiving new options. (Page 20)

WHEN WILL I RECEIVE MY NEW OPTIONS?

        We will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Our Board Of Directors will select the actual grant date for the new options. If we cancel tendered options on September 13, 2001, which is the scheduled date for the cancellation of the options (the day following the expiration date of the offer), the new options will not be granted until March 14, 2002. However, if we extend the offer, the new options will be granted on a later date. You must be an eligible employee on the date we are granting the new options in order to be eligible to receive them. (Page 24)

WHY CAN'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

        If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of market decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards. (Page 36)

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

        No. If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We will defer until the grant date of your new options any grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Page 25)

WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELLED OPTIONS?

        Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (Page 24)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

        The exercise price per share of the new options will be 100% of the fair market value of Informatica common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the new options.

        Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 9)

WHAT HAPPENS IF THE FAIR MARKET VALUE OF INFORMATICA COMMON STOCK ON THE DATE OF GRANT OF THE NEW OPTIONS IS HIGHER THAN THE EXERCISE PRICE OF THE CANCELLED OPTIONS?

        THERE IS A RISK THAT THE FAIR MARKET VALUE OF OUR COMMON STOCK ON THE DATE OF GRANT OF THE NEW OPTIONS WILL BE HIGHER THAN THE EXERCISE PRICE OF THE CANCELLED OPTIONS. IN THAT EVENT, THE NEW OPTIONS YOU WILL BE GRANTED IN EXCHANGE FOR THE CANCELLED OPTIONS WILL HAVE A HIGHER EXERCISE PRICE THAN THE OLD OPTIONS YOU WILL HAVE HAD CANCELLED.

WHEN WILL THE NEW OPTIONS VEST?

        Each new option granted will vest in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

        Each new option granted will vest as follows:

        - any shares that were fully vested on the date that options tendered for exchange are cancelled will be fully vested,

        - all unvested shares on the date the options are cancelled that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation
                Date) will be fully vested, and

        - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

                The following is an illustrative example:

                - An employee cancels an option that is 20/48th vested at the time of cancellation.

                - The new grant occurs 6 months and one day after cancellation.

                - The replacement option will be 26/48th vested with respect to the total shares that would have been vested under the cancelled option at the time of grant of the new option.

        (Page 9)

WHAT IF INFORMATICA ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION?

        It is possible that, prior to the grant of new options, we might effect or enter into an agreement for a merger or other similar transaction. The Promise to Grant Stock Option(s) that we will give you in connection with the exchange of the cancelled options is a binding commitment, and any successor to our company will honor that commitment, although you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. In a merger or similar transaction, you will receive that number of options in the successor or such other consideration that you would have been entitled to receive in exchange for the replacement option you would receive under this offer. If you receive options to purchase the successor company's stock, the exercise price of those options would likely be equal to the fair market value of that company's stock on the date of grant, which would remain at least six months and one day after the Cancellation Date.

        You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. Optionholders who do not tender their old options in connection with this exchange offer will have their outstanding options treated in accordance with the terms of the plan under which they are granted, and if their options are assumed by the successor to our company in an acquisition, those options would be priced in accordance with the terms of the acquisition transaction. This could potentially result in a greater financial benefit for those optionholders who elected not to participate in this exchange offer if the terms of the acquisition transaction result in a more favorable exercise price for the assumed options which were not tendered.

        PLEASE NOTE: IF WE ARE ACQUIRED BY ANOTHER COMPANY, THAT COMPANY MAY, AS PART OF THE TRANSACTION OR OTHERWISE, DECIDE TO TERMINATE SOME OR ALL OF OUR EMPLOYEES PRIOR TO THE GRANT OF NEW OPTIONS UNDER THIS OPTION EXCHANGE PROGRAM. TERMINATION FOR THIS, OR ANY OTHER, REASON BEFORE THE REPLACEMENT OPTION IS GRANTED MEANS THAT YOU WILL NOT RECEIVE THE REPLACEMENT OPTION, NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS THAT WERE CANCELLED.

        (Page 25)

ARE THERE CIRCUMSTANCES WHERE I WOULD NOT BE GRANTED NEW OPTIONS?

        Possibly. Although we are not currently aware of any prohibitions under applicable law, it is possible that, even if we accept your tendered options, we will not grant new options to you if we are prohibited in the near future by applicable law or regulations from doing so. Such a prohibition could result from changes in the Securities and Exchange Commission rules, regulations or policies, Nasdaq listing requirements, accounting rules or foreign laws. We will use reasonable efforts to avoid or remedy any such prohibitions, but if it is applicable throughout the period after the date that is at least six months and one day after we cancel the options accepted for exchange (the period after the date we intend to grant the new options), you will not be granted a new option. We do not anticipate any such prohibitions. (Page 26)

        Also, if you are no longer an eligible employee on the date we grant new options, you will not receive any new options. (Page 20)

IF I CHOOSE TO TENDER AN OPTION WHICH IS ELIGIBLE FOR EXCHANGE, DO I HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

        Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you must tender all of the unexercised shares subject to each option grant or none of those shares. For example and except as otherwise described below, if you hold (1) an option to purchase 1,000 shares at $35.00 per share, 700 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $45.00 per share and (3) an option to purchase 2,000 shares at an exercise price of $50.00 per share, you may tender:

        -       none of your options,

        - options with respect to the 300 remaining unexercised shares under the first option grant,

        - options with respect to all 1,000 shares under the second option grant,

        - options with respect to all 2,000 shares under the third option grant,

        - options with respect to all unexercised shares under two of the three option grants, or

        -       all options under all three of the option grants.

        You may not tender options with respect to only 150 shares (or any other partial amount) under the first option grant or less than all of the shares under the second and third option grants. (Page 26)

        Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six month period prior to the cancellation of any tendered options. For example, if you received an option grant in January 2001 and a grant in April 2001 and you want to tender your January 2001 option grant, you would also be required to tender your April 2001 option grant. (Page 20).

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

        Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

        You should note that, if you are a employee who resides in the Unites States, there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options.

        However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. HOWEVER, A SUCCESSFUL ASSERTION BY THE IRS OF THIS POSITION COULD EXTEND AN

INCENTIVE STOCK OPTIONS' HOLDING PERIOD TO QUALIFY FOR FAVORABLE TAX TREATMENT, BY RE-STARTING IT AS OF THE DATE WE COMMENCE THIS OFFER TO EXCHANGE OPTIONS. ACCORDINGLY, TO THE EXTENT YOU DISPOSE OF YOUR INCENTIVE STOCK OPTION SHARES PRIOR TO THE LAPSE OF THE NEW EXTENDED HOLDING PERIOD, YOUR INCENTIVE STOCK OPTION COULD BE TAXED SIMILARLY TO A NON-QUALIFIED STOCK OPTION.

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

        If you are a United States resident employee and you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes. Further, at the grant date of the new options you should not be required under current law to recognize income for U.S. federal income tax purposes. If you are working outside the United States, please see Sections 15 through 25 of the Offer to Exchange for a discussion of tax consequences which might apply to you as a result of participation in this offer.

        For employees residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you live and work. In addition, we strongly urge you to read Sections 15 through 25 of the Offer to Exchange for a discussion of tax consequences which may apply to you as a result of participation in this offer. (Pages 39 to 54)

IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

        If your current options are incentive stock options, your new options will be granted as non-qualified stock options. Incentive stock options can potentially have more favorable tax consequences than non-qualified stock options, but only if certain requirements are met, including the shares represented by the incentive stock options being sold at least two years after the date of grant of the incentive stock options and at least one year after the date the incentive stock options are exercised. If the holder of incentive stock options sells the shares represented by these incentive stock options immediately following exercise, then that holder would not realize any favorable tax consequences from the sale of those shares. (Page 37).

        Many of our employees do not hold the shares they acquire upon exercise of their incentive stock options for a sufficient period of time to realize the favorable tax benefits of incentive stock options.

IF YOU ELECT TO CANCEL YOUR INCENTIVE STOCK OPTIONS, YOU WILL NOT RECEIVE THE POTENTIAL BENEFIT OF THESE FAVORABLE TAX CONSEQUENCES FROM THE REPLACEMENT NON-QUALIFIED STOCK OPTIONS WHICH YOU RECEIVE IN EXCHANGE FOR YOUR INCENTIVE STOCK OPTIONS. YOU SHOULD CONSULT WITH YOUR PERSONAL TAX ADVISOR REGARDING ANY EFFECT THIS MAY HAVE ON YOUR SPECIFIC TAX SITUATION.

IF MY CURRENT OPTIONS ARE NON-QUALIFIED STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-QUALIFIED STOCK OPTIONS?

        If your current options are non-qualified stock options, your new options will be granted as non-qualified stock options.

WHEN WILL MY NEW OPTIONS EXPIRE?

        Your new options will expire on the earlier of:

        - ten years from the date they are granted, unless you are an employee of Informatica or are of our subsidiaries residing or working in Switzerland, in which case the term of your option will be at least 10 years and one month; or

        -       upon termination of your employment with Informatica. (Page
                28)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

        The offer expires on September 12, 2001, at 9:00 p.m., Pacific Daylight Time, unless we extend it. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Daylight Time, on the next business day following the previously scheduled expiration of the offer period. (Page 22)

HOW DO I TENDER MY OPTIONS?

        If you decide to tender your options, you must deliver, before 9:00 p.m., Pacific Daylight Time, on September 12, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other schedules required by the Election Form via facsimile (fax # (650) 213-8364), courier or hand delivery to Deborah Haynes, Stock Plan Administrator at Informatica Corporation, 3350 W. Bayshore Road, Palo Alto, California 94303. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page 22)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

        You may withdraw your tendered options, and reject our offer, at any time before the offer expires at 9:00 p.m., Pacific Daylight Time, on September 12, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we presently intend to accept and cancel validly tendered options promptly after the expiration of this offer, if we have not accepted and cancelled your tendered options by September 14, 2001, you may withdraw your tendered options at any time after September 14, 2001. To withdraw tendered options, you must deliver to us via facsimile (fax # (650) 213-8364), courier or hand delivery to Deborah Haynes, Stock Plan Administrator at Informatica Corporation, 3350 W. Bayshore Road, Palo Alto, California 94303, a signed Notice to Withdraw from the Offer, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 23)

        Please note that if you submit a Notice to Withdraw from the Offer, you will no longer participate in the offer. If you do not wish to withdraw all your tendered options from the Offer, you should not submit a Notice to Withdraw from the Offer. If you wish to change your mind about which options to tender, you must submit a new Election Form. Please read the following question and answer regarding a change in election.

CAN I CHANGE MY ELECTION REGARDING PARTICULAR OPTIONS I TENDERED?

        Yes, you may change your election regarding particular options you previously tendered at any time before the offer expires at 9:00 p.m., Pacific Daylight Time, on September 12, 2001. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via facsimile (fax # (650) 213-8364), courier or hand delivery to Deborah Haynes, Stock Plan Administrator at Informatica Corporation, 3350 W. Bayshore Road, Palo Alto, California 94303, a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. Once we receive a new Election Form submitted by you, your previously submitted Election Form will be disregarded. (Page 23)

IS THIS A REPRICING?

        This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and Informatica would have a variable accounting charge against earnings.

WHY CAN'T INFORMATICA JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

        In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, the company's potential for profitability in the future would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options.

WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

        Because of the large number of underwater options currently outstanding at Informatica, a total grant of additional options would have severe negative impact on Informatica's dilution, outstanding shares and earnings per share. Additionally, Informatica has a limited pool of options that it is allowed to grant without stockholder approval, and therefore our current reserves must be conserved for ongoing grants and new hires.

WOULDN'T IT BE EASIER TO JUST QUIT INFORMATICA AND THEN GET REHIRED?

        This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause Informatica to incur a variable accounting charge against earnings. In addition, by leaving Informatica and being rehired later, you would not receive credit for prior service for vesting purposes.

CAN I HAVE SOME EXAMPLES OF HOW THE OFFER TO EXCHANGE MIGHT WORK?

Example 1:

        Assumptions:

        Your Hire Date: March 5, 2001

        Your Original Stock Option: 5,000 shares

        Your Original Stock Option Price: $40.00

        Your Original Vesting Schedule: 1,000 shares vest March 5, 2002, then monthly thereafter until fully vested in March 2005 or until termination of employment.

        Hypothetical Stock Price on New Options Grant Date, March 14, 2002: $25

        Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on September 13, 2001. On the replacement grant date, which would be March 14, 2002, we would grant you a New Option for 5,000 shares, and in this example using the purely hypothetical stock price of $25, your new exercise price would be $25. The vesting schedule for this New Option otherwise will be the same as for the prior option, and therefore you will have vested 1,000 shares on March 14, 2002, then will vest monthly thereafter.

Example 2:

        Assumptions:

        Your Hire Date: November 10, 2000

        Your Original Stock Option: 5,000 shares

        Your Original Stock Option Price: $25

        Your Original Vesting Schedule: 1,000 shares vest November 10, 2001, then monthly thereafter until fully vested in November 2004 or until termination of employment.

        Hypothetical Stock Price on New Options Grant Date, March 14, 2002:
        $35.00

        Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on September 13, 2001. On the replacement grant date, we would grant you a New Option for 5,000 shares, and in this example using the purely hypothetical stock price of $35, your new exercise price would be $35. (Please note that this is higher than your original stock option price.) Because the original option would have accrued a total of 16 months' worth of vesting credit as of March 14, 2002, the New Option will also be 16 months vested as of March 14, 2002 with respect to the same number of shares that would have vested under the original option.

WHAT DO INFORMATICA AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

        Although our Board of Directors has approved Informatica's decision to make the offer, neither Informatica nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

        For additional information or assistance, you should contact:

        Peter McGoff, General Counsel, or
        Jeff True, Associate General Counsel
        Informatica Corporation
        3350 W. Bayshore Road
        Palo Alto, CA  94303

        Peter McGoff: (650) 687-6684
        Jeff True: (650) 687-6378

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

        Participation in the offer involves a number of potential risks, including those described below. This list and the risk factors under the heading entitled "Factors that May Affect Future Results" in Informatica's quarterly report on Form 10-Q filed May 15, 2001 highlight the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing tax consequences in various countries, as well as the rest of this Offer to Exchange, along with the memorandum from Gaurav S. Dhillon dated July 20, 2001, the Election Form, and the Notice to Withdraw from the Offer, for a fuller discussion of the risks which may apply to you before deciding to participate in the exchange offer.

                                 ECONOMIC RISKS

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY ADDITIONAL OPTION GRANTS UNTIL MARCH 14, 2002 AT THE EARLIEST.

        Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any additional option grants until March 14, 2002 at the earliest.

IF INFORMATICA'S STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS COULD BE WORTH MORE THAN THE REPLACEMENT OPTIONS THAT YOU RECEIVED IN EXCHANGE FOR THEM.

        For example, if you cancel options with a $35 exercise price, and Informatica's stock appreciates to $50 when the replacement grants are made, your replacement option will have a higher exercise price than the cancelled option.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

        Once your option is cancelled, it has been eliminated completely. Accordingly, if your employment terminates for any reason prior to the grant of the replacement option, you will have the benefit of neither the cancelled option nor the replacement option.

IF YOUR EMPLOYMENT TERMINATES AS PART OF A REDUCTION-IN-FORCE PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

        Informatica's revenues are dependent on the health of the economy and the growth of its customers and potential future customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, Informatica may experience a material adverse impact on its business, operating results, and financial condition and may undertake various measures to reduce its expenses including, but not limited to, a reduction-in-force of certain of its employees. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor the replacement option.

IF YOUR EMPLOYMENT TERMINATES AS A RESULT OF AN ACQUISITION OR MERGER OF INFORMATICA PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

        If Informatica is acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this option exchange program. Termination for this or any other reason before the replacement option is granted means that you will not receive the replacement option, nor will you receive any other consideration for the options that were cancelled.

                      TAX-RELATED RISKS FOR U.S. RESIDENTS

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

        We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A SUCCESSFUL ASSERTION BY THE IRS OF THIS POSITION COULD EXTEND AN INCENTIVE STOCK OPTION'S HOLDING PERIOD TO QUALIFY FOR FAVORABLE TAX TREATMENT, BY RE-STARTING IT AS OF THE DATE WE COMMENCE THIS OFFER TO EXCHANGE OPTIONS. ACCORDINGLY, TO THE EXTENT YOU DISPOSE OF YOUR INCENTIVE STOCK OPTION SHARES PRIOR TO THE LAPSE OF THE NEW EXTENDED HOLDING PERIOD, YOUR INCENTIVE STOCK OPTION COULD BE TAXED SIMILARLY TO A NON-QUALIFIED STOCK OPTION.

IF YOU ELECT TO EXCHANGE ANY INCENTIVE STOCK OPTIONS, YOU WILL RECEIVE NON-QUALIFIED STOCK OPTIONS AS REPLACEMENT OPTIONS.

        Under the terms of the exchange offer, if you elect to cancel incentive stock options, you will receive non-qualified stock options as replacement options. Incentive stock options can potentially have more favorable tax consequences than non-qualified stock options, but only if certain requirements are met, including the shares represented by the incentive stock options being sold at least two years after the date of grant of the incentive stock options and at least one year after the date the incentive stock options are exercised. (Page 25). IF YOU ELECT TO CANCEL YOUR INCENTIVE STOCK OPTIONS, YOU WILL NOT RECEIVE THE POTENTIAL BENEFIT OF THESE FAVORABLE TAX CONSEQUENCES FROM THE REPLACEMENT NON-QUALIFIED STOCK OPTIONS WHICH YOU RECEIVE IN EXCHANGE FOR YOUR INCENTIVE STOCK OPTIONS.

        WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

                TAX-RELATED RISKS FOR TAX RESIDENTS OF AUSTRALIA

        Under general tax principles in Australia, it is possible that the cancellation of your old options would be considered a taxable event (a "cessation of your options") by the Australian tax authorities. Consequently, WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM. Please see Section 15 for further details regarding the potential tax consequences of participation in the offer.

        The new options will not be granted under an Employee Share Scheme; they are deemed to be granted because you were a holder of the old options. If there is no inherent discount `at grant', the Australian Taxation Office has ruled their `value' for these purposes is NIL, so there should be no tax implication on grant or exercise of the new options, which will have an exercise price equal to the fair market value of Informatica common stock on the date of grant. The new options are subject to capital gains tax in Australia when they (or the shares acquired through exercising the options) are disposed of. If you sell those shares, you will be taxed on the difference between the sales proceeds and the exercise price. If you sell the shares at least twelve (12) months after purchase, only one-half (1/2) of the gain is taxable.

        We believe you will not be subject to current tax in Australia if you elect not to participate in the option exchange program.

                 TAX-RELATED RISKS FOR TAX RESIDENTS OF BELGIUM

        Under Belgian tax law, you will be not subject to tax at the occasion of cancellation of the old options. On the new grant, there will be income tax due.

        There is a risk of DOUBLE TAXATION on options, which were granted from 2 November 1998, and which are replaced by new grants.

        Please see Section 16 for further details regarding the potential tax consequences of participation in the offer. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

        We believe you will not be subject to current tax in Belgium if you elect not to participate in the option exchange program.

                  TAX-RELATED RISKS FOR TAX RESIDENTS OF CANADA

        Under general tax rules in Canada, the value of the consideration received in exchange for your old options may be a taxable benefit which must be included in your income. However, no amount must be included in your income if the promise to grant new options has no value. Value is a question of fact. As such, a valuation of the promise to receive new options may be required. Please see Section 17 for further details. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM. You should also note that the value of shares can fluctuate downwards as well as upwards.

        Subject to recent changes to the Canadian Income Tax Act that may in certain circumstances defer the recognition of income, you will be subject to income tax when you exercise the new option on the difference between the fair market value of the shares on the date of exercise and the exercise price. You may be entitled to a stock option deduction equal to 50% of the stock option benefit, provided the exercise price paid to acquire the shares is no less than the fair market value of the shares at the date of grant and provided other conditions are met. Please see Section 17 for further details. You will also be liable to pay Canada Pension Plan contributions on the stock option benefit but only to the extent that the maximum contribution for the year has not yet been made on other salary and wages.

        The income inclusion in respect of the taxable benefit arising from the exercise of a new option may in certain circumstances be deferred from the year in which the Company's common stock is acquired to the year in which the Company's common stock is disposed of, subject to certain conditions and limitations. You should consult your own tax advisor with respect to the potential application of these rules.

        When you sell your shares, you may be subject to capital gains tax. The tax is due on any increase in the value of the stock between the date on which you exercised your options and the date on which you sell the shares. One-half (1/2) of the amount of any capital gain realized in a taxation year must be included in income in that year.

        We believe you will not be subject to current tax in Canada if you elect not to participate in the option exchange program.

                  TAX-RELATED RISKS FOR TAX RESIDENTS OF FRANCE

        Under general tax principles in France, you will not be subject to current tax at the time of cancellation of your options if you elect to participate in the exchange program. Please see Section 18 for a more detailed discussion of the potential tax consequences of participation in the option exchange program.

        WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

        If you elect not to participate in the option exchange program, the treatment of your "old" options will be the same as the treatment of the new options, as described in Section 18.

                 TAX-RELATED RISKS FOR TAX RESIDENTS OF GERMANY

        Since there are no specific rules on the exchange of stock options, it is possible that the cancellation of your old options will be considered a taxable event by the German tax authorities. You will not be subject to tax on the new option when it is granted, but you will be subject to tax when you exercise the new options. You will also be subject to tax upon the sale of the shares subject to the option, unless you have met certain conditions. Please see
Section 19 for a more detailed discussion of the tax consequences of participation in the option exchange program. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

        We believe that you will not be subject to current tax in Germany if you elect not to participate in the option exchange program. Taxation at date of exercising the 'existing' options will most likely considered the taxable event.

                  TAX-RELATED RISKS FOR TAX RESIDENTS OF JAPAN

        Under general tax principles in Japan, we believe that you will not be subject to current tax in Japan at the time of cancellation if you elect to participate in the option exchange program. Please see Section 20 for a more detailed discussion of the potential tax consequences of participation in the offer. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

        We believe you will not be subject to current tax in Japan if you elect not to participate in the option exchange program.

             TAX-RELATED RISKS FOR TAX RESIDENTS OF THE NETHERLANDS

        Under the current tax legislation in the Netherlands, it is possible that the cancellation and the subsequent grant of the new options will be considered a taxable event (a deemed disposal) by the Dutch tax authorities. If you hold options that were subject to tax at vesting and you elect to participate in the exchange program, you will not be entitled to a refund for the taxes that were already due. This may subject you to DOUBLE TAXATION.

        Please see Section 21 for a more detailed discussion of the potential tax consequences of participation in the offer. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

        We believe you will not be subject to current tax in the Netherlands if you elect not to participate in the option exchange program.

                  TAX-RELATED RISKS FOR TAX RESIDENTS OF NORWAY

        Under general tax principles in Norway, you will not be subject to current tax at the time of cancellation in Norway if you elect to participate in the option exchange program. You will be subject to tax when you exercise the new option and when you sell the shares. Please see Section 22 for a more detailed discussion of the potential tax consequences of participation in the offer. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

        We believe you will not be subject to current tax in Norway if you elect not to participate in the option exchange program.

                TAX-RELATED RISKS FOR TAX RESIDENTS OF SINGAPORE

        Under general tax principles in Singapore, we believe that you will likely not be subject to tax when your old stock options are cancelled. You will also not be subject to tax when the new option is granted. When you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Taxation upon the date of exercise of the new options will most likely considered the taxable event. If you qualify, you can apply for a deferral of the tax payment on the option gains and, if such application is approved, you can defer the tax payment on the option gains for up to 5 years. When you sell shares, you will not be subject to tax unless you are engaged in the business of buying and selling. You may also qualify for certain additional exemptions. Whether you qualify for the deferral and exemptions is highly dependent on your individual situation and the terms of your Award Agreement and therefore, we can not determine your eligibility for you.

        Please see Section 23 for a more detailed discussion of the potential tax consequences of participation in the offer. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

               TAX-RELATED RISKS FOR TAX RESIDENTS OF SWITZERLAND

        Under general tax principles in Switzerland, it is possible that the cancellation of your old options and the granting of new ones could give rise to DOUBLE TAXATION. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program. Please see Section 24 for a more detailed discussion of the potential tax consequences of participation in the offer.

        We believe you will not be subject to current tax in Switzerland if you elect not to participate in the option exchange program.

        Based on a tax ruling received from the appropriate Swiss tax authorities, your original options should be taxable at exercise. We do not believe you will be subject to double taxation if you participate in this offer, since you will not yet have exercised any of the shares which are eligible for exchange. However, if, as is usual in Switzerland, your options were taxable at grant, then any tax paid on the options now relinquished would not be refunded and, since you would have to pay tax on the new options, you would be subject to double taxation. The taxable amount at the grant of the new options is then based on the fair market value of the options, which is calculated in accordance with a formula.

        We anticipate that your new options will be taxed at exercise as well, since the term of the replacement option will be more than ten (10) years. However, the timing of the taxation will be based upon a ruling received from the appropriate tax authorities, and until the Company receives such a ruling, we can not be certain that your new options will be taxed at exercise. It is possible that your new options will be taxable at grant.

        Please see Section 24 for a more detailed discussion of the potential tax consequences of participation in the offer. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

            TAX-RELATED RISKS FOR TAX RESIDENTS OF THE UNITED KINGDOM

        Under general tax principles in the United Kingdom, you will not be subject to current tax at the time of cancellation if you elect to participate in the option exchange program. It should be noted that the value of shares could fluctuate downward as well as upward.

        You will be subject to income tax when you exercise the new option on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will also be liable to pay employee's National Insurance Contributions ("NICs") on the proceeds at exercise if your earnings do not already exceed the maximum limit for NIC purposes - Pound Sterling575 per week for the U.K. tax year 6 April 2001 to 5 April 2002.

        By accepting the new option, you will also be consenting to and agreeing to satisfy any liability that arises with respect to Secondary Class 1 National Insurance Contribution payments in connection with the EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option. This will be achieved by you signing a joint election between you and the Company or any subsidiary of the Company (the "Election") to provide for the transfer of Secondary Class 1 National Insurance Contribution liability. The format for this "Election" is currently being agreed by the Inland Revenue but is anticipated to be in similar form to the draft Election attached to this Offer to Exchange as Attachment A. The amount of employer's NIC that you will pay on exercise is currently 11.9% of the gain made (the taxable amount) although you will receive tax relief on this additional payment. Please be sure to read Section 25 for further details and to consult your personal tax advisor.

        When you sell your shares, you may be subject to capital gains tax. The tax is due on any increase in the value of the stock between the date on which you exercised your options and the sale proceeds realized when you sell the shares. Any capital gains tax you may owe is subject to an annual personal exemption

(currently L7,500 for the U.K. tax year 6 April 2001 to 5 April 2002) and to taper relief calculated with reference to the period of time during which you held the shares.

        Please see Section 25 for a more detailed discussion of the potential tax consequences of participation in the option exchange program. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

        We believe you will not be subject to current tax in the United Kingdom if you elect not to participate in the option exchange program.

                             BUSINESS-RELATED RISKS

        For a description of risks related to Informatica's business, please see
Section 30 of this Offer to Exchange.

                                  INTRODUCTION

        Informatica Corporation ("Informatica," or the "Company") is offering to exchange certain outstanding, unexercised options to purchase shares of common stock of Informatica issued under (1) the Informatica Corporation 2000 Employee Stock Incentive Plan, as amended, and as may be further amended from time to time (the "2000 Plan"), (2) the Informatica Corporation 1999 Stock Incentive Plan, as amended, and as may be further amended from time to time (the "1999 Plan"), (3) the Informatica Corporation 1996 Flexible Stock Incentive Plan (the "1996 Plan"), (4) the Informatica Corporation 1993 Flexible Stock Incentive Plan (the "1993 Plan"), (5) the Influence Software, Inc. 1996 Incentive Stock Option Plan (the "Influence Plan") or (6) the Zimba 1999 Stock Option Plan (the "Zimba Plan," and, together with the 2000 Plan, the 1999 Plan, the 1996 Plan, the 1993 Plan and the Influence Plan, the "Option Plans") which are held by eligible employees, for new options we will grant under either the 2000 Plan or the 1999 Plan, at the discretion of the Board of Directors.

        An "eligible employee" refers to any of the following eligible persons who are employees as of the date the offer commences and through the Cancellation Date (as defined below):

        - an employee of Informatica Corporation or one of our subsidiaries residing or working in Australia, Belgium, Canada, France, Germany, Japan, the Netherlands, Norway, Singapore, Switzerland, the United Kingdom or the United States.

        Our affiliates, which include the members of our Board of Directors and our executive officers listed on Schedule A to this Offer to Exchange, are not eligible to participate in the exchange offer. We are making the offer upon the terms and the conditions described in this Offer to Exchange and in the related memorandum from Gaurav S. Dhillon dated July 20, 2001 (the "Dhillon Memorandum"), the Election Form and the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer," "exchange offer" or "program").

        Each eligible employee who accepts the offer will receive one share subject to the new options for each share subject to the options tendered.

        Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options is expected to be March 14, 2002, unless the offer is extended, in which case the grant date of the new options will be at least six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the business day following the date the offer expires or promptly thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period immediately prior to the Cancellation Date. We expect to cancel all tendered options on September 13, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since March 13, 2001.

        The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

        If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under either the 2000 Plan or the 1999 Plan, at the discretion of our Board of Directors. Any new options granted under the 1999 Plan will be subject to the terms and conditions of the 1999 Plan, and any new options granted under the 2000 Plan will be subject to the terms and conditions of the 2000 Plan.

        - Eligible employees who were originally granted options under the Influence Software, Inc. 1996 Incentive Stock Option Plan or the Zimba 1999 Stock Option Plan, each of which were assumed by Informatica, should note that because they will be granted new options under either the 2000 Plan or the 1999 Plan and the forms of option agreements thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        - Eligible employees who were granted options under the Informatica Corporation 1993 Flexible Stock Incentive Plan and the Informatica Corporation 1996 Flexible Stock Incentive Program should note that because they will be granted new options under either the 2000 Plan or the 1999 Plan and the forms of option agreements thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        - Eligible employees who were granted options under the 2000 Plan should note that because they may be granted new options under the 1999 Plan and the form of option agreement thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        - Eligible employees who were granted options under the 1999 Plan should note that because they may be granted new options under the 2000 Plan and the form of option agreement thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        The exercise price per share of the new options will be 100% of the fair market value of Informatica common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the new options.

        The new options will vest in accordance with the vesting schedule of the cancelled options. Accordingly, each new option granted will vest as follows:

        - for all options, any shares that were fully vested on the date that the options tendered for exchange are cancelled will be fully vested on the date of grant of the new options,

        - for all options, all unvested shares on the date the options are cancelled that would have been fully vested on the date the new options are granted (at least six months and one day from the date the options are cancelled) will be fully vested, and

        - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

                For example:

                - An employee cancels an option that is 20/48th vested at the time of cancellation.

                - The new grant occurs 6 months and one day after cancellation.

                - The replacement option will be 26/48th vested with respect to the total shares that would have been vested under the cancelled option at the time of grant of the new option.

        As of July 13, 2001, options to purchase 16,273,710 of our shares were issued and outstanding, of which options to purchase approximately 11,569,972 of our shares, constituting approximately 71%, were held by eligible employees.

                                    THE OFFER

1.      Eligibility.

        Eligible employees may participate in this offer. An "eligible employee" refers to any of the following eligible persons who are employees as of the date the offer commences and through the Cancellation Date:

        - an employee of Informatica Corporation or one of our subsidiaries residing or working in Australia, Belgium, Canada, France, Germany, Japan, the Netherlands, Norway, Singapore, Switzerland, the United Kingdom or the United States.

        Our affiliates, which include the members of our Board of Directors and our executive officers listed on Schedule A to this Offer to Exchange, are not eligible to participate in the exchange offer.

        In order to receive a new option, you must continue to be an eligible employee as of the date the new options are granted, which will be at least six months and one day after the Cancellation Date. If Informatica does not extend the offer period, the new options will be granted on March 14, 2002.

        Every eligible outstanding, unexercised option to purchase Informatica Common Stock granted under (1) the Informatica Corporation 2000 Employee Stock Incentive Plan, as amended, and as may be further amended from time to time (the "2000 Plan"), (2) the Informatica Corporation 1999 Stock Incentive Plan, as amended, and as may be further amended from time to time (the "1999 Plan"), (3) the Informatica Corporation 1996 Flexible Stock Incentive Plan (the "1996 Plan"), (4) the Informatica Corporation 1993 Flexible Stock Incentive Plan (the "1993 Plan"), (5) the Influence Software, Inc. 1996 Incentive Stock Option Plan (the "Influence Plan") or (6) the Zimba 1999 Stock Option Plan (the "Zimba Plan," and, together with the 2000 Plan, the 1999 Plan, the 1996 Plan, the 1993 Plan and the Influence Plan, the "Option Plans") may be tendered for exchange. Each option grant that is tendered for exchange must be tendered for the entire portion of the option grant that remains outstanding and unexercised.

2.      Number of options; expiration date.

        Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options granted pursuant to the Option Plans held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below, in return for new options. We will not accept partial tenders of option grants for portions of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the unexercised shares subject to each of your eligible option grants. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the date the tendered option was cancelled. We presently expect to cancel all tendered options on September 13, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since March 13, 2001.

        If your eligible options are properly tendered and accepted for exchange, these options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase one share of common stock in exchange for each share subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of either the 2000 Plan or the 1999 Plan, at the discretion of the Board of Directors, and to a new option agreement between you and us. Any new options granted under the

1999 Plan will be subject to the terms and conditions of the 1999 Plan, and any new options granted under the 2000 Plan will be subject to the terms and conditions of the 2000 Plan.

        - Eligible employees who were originally granted options under the Influence Software, Inc. 1996 Incentive Stock Option Plan or the Zimba 1999 Stock Option Plan, each of which were assumed by Informatica, should note that because they will be granted new options under either the 2000 Plan or the 1999 Plan and the forms of option agreements thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        - Eligible employees who were granted options under the Informatica Corporation 1993 Flexible Stock Incentive Plan and the Informatica Corporation 1996 Flexible Stock Incentive Program should note that because they will be granted new options under either the 2000 Plan or the 1999 Plan and the forms of option agreements thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        - Eligible employees who were granted options under the 2000 Plan should note that because they may be granted new options under the 1999 Plan and the form of option agreement thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        - Eligible employees who were granted options under the 1999 Plan should note that because they may be granted new options under the 2000 Plan and the form of option agreement thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        If, for any reason, you do not remain an eligible employee of Informatica or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

        The term "expiration date" means 9:00 p.m., Pacific Daylight Time, on September 12, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 26 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

        If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

        - we increase or decrease the amount of consideration offered for the options,

        - we decrease the number of options eligible to be tendered in the offer, or

        - we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

        If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 26 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

        We will also notify you of any other material change in the information contained in this Offer to Exchange.

        For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

3.      Purpose of the offer.

        We issued our currently outstanding options to:

        - provide our employees with additional incentives and to promote the success of our business, and

        -       encourage our employees to continue their employment with us.

        One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Informatica. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives and thereby maximize stockholder value. It should be noted, however, that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our currently outstanding options.

        Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange, the Dhillon Memorandum, the Election Form, and the Notice to Withdraw from the Offer and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

4.      Procedures for tendering options.

        Proper Tender of Options.

        To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # (650) 213-8364), courier or hand delivery to Deborah Haynes, Stock Plan Administrator at Informatica Corporation, 3350 W. Bayshore Road, Palo Alto, California 94303, along with any other required documents. Deborah Haynes must receive all of the required documents before the expiration date. The expiration date is 9:00 p.m. Pacific Daylight Time on September 12, 2001, unless we extend the offer period.

        THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICE TO WITHDRAW FROM THE OFFER AND ANY OTHER REQUIRED SCHEDULES, IS AT YOUR RISK. WE INTEND TO CONFIRM RECEIPT OF YOUR ELECTION

FORM AND ANY NOTICE TO WITHDRAW WITHIN TWO (2) BUSINESS DAYS OF RECEIPT; IF YOU DO NOT RECEIVE CONFIRMATION OF RECEIPT, IT IS YOUR RESPONSIBILITY TO ENSURE THAT WE HAVE RECEIVED YOUR ELECTION FORM AND ANY NOTICE TO WITHDRAW.

    Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

        We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person are obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

    Our Acceptance Constitutes an Agreement.

        Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF THE OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

        Subject to our right to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that have not been validly withdrawn promptly after the expiration of the offer.

5.      Withdrawal Rights and Change of Election.

        You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

        You may withdraw your tendered options at any time before 9:00 p.m., Pacific Daylight Time, on September 12, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. We expect to accept and cancel all properly tendered options promptly after the expiration of the offer. However, if we have not accepted and cancelled your tendered options for exchange by 9:00 p.m., Pacific Daylight Time, on September 14, 2001, you may withdraw your tendered options at any time after September 14, 2001.

        To validly withdraw tendered options, you must deliver via facsimile (fax # (650) 213-8364), courier or hand delivery to Deborah Haynes, Stock Plan Administrator at Informatica Corporation, 3350 W. Bayshore Road, Palo Alto, California 94303, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options.

        To validly change your election regarding the tender of particular options, you must deliver a new Election Form via facsimile (fax # (650) 213-8364), courier or hand delivery to Deborah Haynes, Stock Plan Administrator at Informatica Corporation, 3350 W. Bayshore Road, Palo Alto, California 94303, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

        -       the name of the optionholder who tendered the options,

        -       the grant number of each option to be tendered,

        -       the grant date of each option to be tendered,

        -       the exercise price of each option to be tendered, and

        - the total number of unexercised option shares subject to each option to be tendered.

        If you change your election regarding the tender of certain option grants, your continued participation in the offer means that you must tender all grants received since March 13, 2001.

        The Notice to Withdraw from the Offer and any new or amended Election Form must be executed by the optionholder who tendered the options to be withdrawn exactly as the optionholder's name appears on the option agreement or agreements evidencing such options; however, if the optionholder's name has legally been changed since the signing of the option agreement, the optionholder must submit proof of the legal change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

        You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

        Neither we nor any other person are obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will resolve, in our discretion, all questions as to the form and validity, including time of receipt, of any Notices to Withdraw from the Offer and any new or amended Election Forms. Our determination of these matters will be final and binding.

        THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICE TO WITHDRAW FROM THE OFFER AND ANY OTHER REQUIRED SCHEDULES, IS AT YOUR RISK. WE INTEND TO CONFIRM RECEIPT OF YOUR ELECTION FORM AND ANY NOTICE TO WITHDRAW WITHIN TWO (2) BUSINESS DAYS OF RECEIPT; IF YOU DO NOT RECEIVE CONFIRMATION OF RECEIPT, IT IS YOUR RESPONSIBILITY TO ENSURE THAT WE HAVE RECEIVED YOUR ELECTION FORM AND ANY NOTICE TO WITHDRAW.

6.      Acceptance of options for exchange and issuance of new options.

        Upon the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and will cancel those options that are properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be September 13, 2001, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange.

        Regardless of whether your tendered options are incentive stock options or non-qualified stock options, your newly granted options will be non-qualified stock options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by 9:00 p.m., Pacific Daylight Time, on September 12, 2001 (the scheduled expiration date of the offer) and are accepted for exchange and cancelled on September 13, 2001 you will be granted new non-qualified stock options on or about March 14, 2002, unless this offer is extended.

        Incentive stock options can potentially have more favorable tax consequences than non-qualified stock options, but only if certain requirements are met, including the shares represented by the incentive stock options being sold at least two years after the date of grant of the incentive stock options and at least one year after the date the incentive stock options are exercised. If the holder of incentive stock options sells the shares represented by these incentive stock options immediately following exercise, then that holder would not realize any favorable tax consequences from the sale of those shares. Many of our employees do not hold the shares they acquire upon exercise of their incentive stock options for a sufficient period of time to realize the favorable tax benefits of incentive stock options.

        PLEASE NOTE: IF YOU ELECT TO CANCEL YOUR INCENTIVE STOCK OPTIONS, YOU WILL NOT RECEIVE THE POTENTIAL BENEFIT OF THESE FAVORABLE TAX CONSEQUENCES FROM THE REPLACEMENT NON-QUALIFIED STOCK OPTIONS WHICH YOU RECEIVE IN EXCHANGE FOR YOUR INCENTIVE STOCK OPTIONS. YOU SHOULD CONSULT WITH YOUR PERSONAL TAX ADVISOR REGARDING ANY EFFECT THIS MAY HAVE ON YOUR SPECIFIC TAX SITUATION.

        If we accept and cancel options properly tendered for exchange after September 13, 2001, the period in which the new options will be granted will be similarly delayed. Promptly after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than March 14, 2002 covering the appropriate number of shares, calculated according to the number of shares issuable upon exercise of the options cancelled pursuant to this offer, provided that you remain an eligible employee on the date on which the grant is to be made.

        If we accept options you tender in the offer, we will defer any grant to you of other options, such as annual, bonus, or promotional options, for which you may be eligible before the new option grant date, so that you are granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to such interim option grants as a result of the offer.

        Your new options will entitle you to purchase one share of our common stock for each share of common stock subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. For example, if your old option was for 1,000 shares, your new option will be for 1,000 shares. If, for any reason, you are not an employee of Informatica or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

        Of course, it is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction, in which case you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. In such a merger or similar transaction, you will receive that number of options in the successor or such other consideration that you would have been entitled to receive in exchange for the replacement option you would receive under this offer. If you receive options to purchase the successor company's stock, the exercise price of those options would likely be equal to the fair market value of that company's stock on the date of grant, which would remain at least six months and one day after the Cancellation Date.

        We will not accept partial tenders of your eligible option grants. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to that option or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the cancellation of your tendered options. We presently expect to cancel all tendered options on September 13, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since March 13, 2001.

        Within two (2) business days of the receipt of your Election Form or your Notice to Withdraw from the Offer, Informatica intends to e-mail a Confirmation of Receipt. However, this is not by itself an acceptance of your options for exchange. For purposes of the offer, we will be deemed to have accepted your options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to Deborah Haynes, or to the optionholders generally of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that are not validly withdrawn promptly after the expiration of the offer. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect to be September 13, 2001.

7.      Conditions to the offer.

        Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after July 20, 2001, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

        - there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Informatica;

        - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Informatica, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

                (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

                (3) materially impair the contemplated benefits of the offer to Informatica; or

                (4) materially and adversely affect Informatica's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Informatica;

        - there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

        - a tender or exchange offer for some or all of our shares, or a merger of or acquisition proposal for Informatica, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

        - any change or changes shall have occurred in Informatica's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Informatica or may materially impair the contemplated benefits of the offer to Informatica.

        The conditions to the offer are for Informatica's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.      Price range of shares underlying the options.

        The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "INFA." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.

                                                   HIGH          LOW
                                                ---------     ---------
2001
   First Quarter                                $   40.69     $   12.69
   Second Quarter                                   29.37         11.63
   Third Quarter (through July 13, 2001)            17.39         13.20
2000
   First Quarter                                    50.32         21.00
   Second Quarter                                   40.97         17.19
   Third Quarter                                    52.10         35.53
   Fourth Quarter                                   57.44         34.94
1999
   Second Quarter (from April 29, 1999)              9.00          4.75
   Third Quarter                                    16.25          8.04
   Fourth Quarter                                   27.35         12.63

        As of July 13, 2001, the closing price of our common stock, as reported by the Nasdaq National Market, was $15.26 per share.

        WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

9.      Source and amount of consideration; terms of new options.

    Consideration.

        We will issue new options to purchase shares of common stock under either the 2000 Plan or the 1999 Plan, at the discretion of the Board of Directors, in exchange for the outstanding options properly tendered and accepted for exchange by us which will be cancelled. The number of shares subject to the new options to be granted to each optionholder will depend on the number of shares subject to the options tendered. For each option tendered by the optionholder and accepted for exchange and cancelled by us, the number of shares subject to the new option will be equal to the same number of shares subject to the cancelled option, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase a maximum of approximately 11,569,972 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 13% of the total shares of our common stock outstanding as of July 13, 2001 (including such shares as outstanding for purposes of this calculation).

    Terms of New Options.

        If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under either the 2000 Plan or the 1999 Plan, at the discretion of our Board of Directors. Any new options granted under the 1999 Plan will be subject to the terms and conditions of the 1999 Plan, and any new options granted under the 2000 Plan will be subject to the terms and conditions of the 2000 Plan. A new option agreement (an "Award Agreement") will be entered into between Informatica and each optionholder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially or adversely affect the rights of optionholders. However, you should note that all new options granted pursuant to this offer will be non-qualified stock options, even if the options tendered for exchange and cancelled were incentive stock options. Incentive stock options can potentially have more favorable tax consequences than non-qualified stock options, but only if certain requirements are met, including the shares represented by the incentive stock options being sold at least two years after the date of grant of the incentive stock options and at least one year after the date the incentive stock options are exercised. You should also note the following:

        - Eligible employees who were originally granted options under the Influence Software, Inc. 1996 Incentive Stock Option Plan or the Zimba 1999 Stock Option Plan, each of which were assumed by Informatica, should note that because they will be granted new options under either the 2000 Plan or the 1999 Plan and the forms of option agreements thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        - Eligible employees who were granted options under the Informatica Corporation 1993 Flexible Stock Incentive Plan and the Informatica Corporation 1996 Flexible Stock Incentive Program should note that because they will be granted new options under either the 2000 Plan or the 1999

                Plan and the forms of option agreements thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        - Eligible employees who were granted options under the 2000 Plan should note that because they may be granted new options under the 1999 Plan and the form of option agreement thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        - Eligible employees who were granted options under the 1999 Plan should note that because they may be granted new options under the 2000 Plan and the form of option agreement thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

        Please read "U.S. Federal Income Tax Consequences" later in this section, as well as Section 14 for a discussion of the potential tax consequences for United States employees. If you are a non-United States employee, please read Sections 15 through 25 for a discussion of the tax consequences which may apply to you. In addition, you should note that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the cancelled options. The following descriptions summarize the material terms of the 1999 Plan and the 2000 Plan.

    1999 PLAN

        The maximum number of shares of Informatica's common stock which may currently be issued over the term of the 1999 Plan may not exceed 13,890,507 shares. In addition, the 1999 Plan provides that the number of shares reserved under the 1999 Plan automatically increases annually by the lesser of 16,000,000 shares or 5% of the total amount of fully diluted shares of common stock then outstanding. Further, the number of shares reserved for issuance under the 1999 Plan will be increased by the number of shares represented by grants made under our 1996 Flexible Stock Incentive Plan which expire, are forfeited or cancelled on or after April 28, 1999, as well as the number of shares available for future grants under the 1996 Plan. Our 1999 Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as non-qualified stock options, as well as the issuance of stock and other securities permitted by the 1999 Plan (together, the "Awards").

    Administration of the 1999 Plan

        The 1999 Plan is administered by the Board of Directors or by a committee or committees designated by the Board (the "Plan Administrator"). Subject to the other provisions of the 1999 Plan, the Plan Administrator has the power to determine the provisions, terms and conditions of each Award granted under the 1999 Plan.

        The Plan Administrator has sole discretion as to the interpretation and construction of any provision of the 1999 Plan, and the determination of the terms and conditions (not inconsistent with the terms of the 1999 Plan) of Awards thereunder, including without limitation (1) determination of the fair market value of the Common Stock, the exercise or purchase price of Awards granted and the vesting and exercisability thereof, the number of shares subject to an Award, and which employees and consultants will receive Awards; (2) approval of the forms of agreement under the 1999 Plan; (3) modification or amendment of the 1999 Plan or any Award granted thereunder; and (4) determination of the provisions, terms and conditions of each Award.

    General Terms of Options Granted under the 1999 Plan

        The terms and conditions of the 1999 Plan are summarized below. In addition, each option will be subject to the terms and conditions of the Award Agreement pursuant to which the option is granted. The form of such Award Agreement and the terms and conditions thereof will be determined from time to time by the Plan Administrator. Such terms and conditions may include, but are not limited to:

        -       vesting schedules,

        -       repurchase provisions,

        -       rights of first refusal,

        -       form of payment,

        -       forfeiture provisions, and

        -       satisfaction of performance criteria.

        Vesting. The vesting schedule of options granted under the 1999 Plan is determined by the Plan Administrator. Options granted by us under to the 1999 Plan generally vest at a rate of 25% of the shares subject to the option after twelve months, and then 1/48th of the shares subject to the option vest each month thereafter, provided the employee remains continuously employed by Informatica.

        With the exceptions noted below, each new option granted will vest in accordance with the vesting schedule of the cancelled options. Accordingly, each new option granted will vest as follows:

        - any shares that were fully vested on the date the old options are cancelled will be fully vested on the date of grant of the new options;

        - all unvested shares on the date the old options are cancelled that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will be fully vested; and

        - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

                For example:

                - An employee cancels an option that is 20/48th vested at the time of cancellation.

                - The new grant occurs 6 months and one day after cancellation.

                - The replacement option will be 26/48th vested with respect to the total shares that would have been vested under the cancelled option at the time of grant of the new option.

        Term. The term of each option is stated in the applicable Award Agreement. Options granted under the 1999 Plan generally have a term of ten (10) years. However, if you are an employee of Informatica or one of our subsidiaries residing or working in Switzerland, the term of your option will be at least 10 years and one month.

        Exercise or Purchase Price. The exercise price per share for an option will be 100% of the fair market value on the date of grant, as determined by the closing price of Informatica's common stock reported by the Nasdaq National Market on the date of grant.

        Transferability. Options are transferable only to the extent provided in the Award Agreement.

        Means of Payment. Payment of the purchase price for shares of Common Stock issued upon exercise of an option may be made by such means as the Plan Administrator determines. Such means may generally include the following:

        -       cash,

        -       check,

        -       promissory note,

        -       shares of Common Stock of the Company,

        - assignment of a part of the proceeds from the sale shares of Common Stock acquired upon exercise or purchase of the option, or

        -       any combination of the foregoing.

        Exercise of Options; Dividend and Voting Rights. An option is exercised when (1) written notice has been given to the Company in accordance with the terms of the option by the person entitled to exercise the option and (2) full payment for the shares with respect to which the option is exercised has been received by the Company. Notwithstanding the exercise of an option, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such shares of Common Stock, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to shares underlying such option.

        Termination of Employment. An option may not be exercised after the termination date of the option as set forth in the Award Agreement. After the termination of the participant's continuous service as an employee, consultant or director of the Company, the participant may exercise his or her option (to the extent that the participant was entitled to exercise it at the date of termination) only to the extent provided in the Award Agreement. If, after termination, the participant does not exercise his or her option within the time specified in the Award Agreement, the option shall terminate, and the shares covered by such option shall revert to and again become available for issuance under the 1999 Plan. Where the Award Agreement permits the exercise of the option for a specified period following termination of the participant's continuous service as an employee, consultant or director of the Company, the option shall terminate to the extent not exercised on the last day of the specified period or the last day of the term of the option, whichever occurs first.

        If, for any reason, you are not an eligible employee of Informatica from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

        The termination of your option under the circumstances specified in this section will result in the termination of your interests in the 1999 Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

        Adjustments Upon Certain Events.

        In the event there is a sale of all or substantially all of our assets or a merger in which Informatica is not the surviving entity that occurs BEFORE new options are granted pursuant to this offer, the surviving entity will honor any Promises to Grant Stock Option(s), provided that you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. In such a merger or similar transaction, you will receive that number of options in the successor or such other consideration that you would have been entitled to receive in exchange for the replacement option you would receive under this offer. If you receive options to purchase the successor company's stock, the exercise price of those options would likely be equal to the fair market value of that company's stock on the date of grant, which would remain at least six months and one day after the Cancellation Date.

        In the event we are acquired AFTER the new options have been granted through the sale of all or substantially all of our assets, a merger or other business combination in which the Company is not the surviving entity, any reverse merger where the Company is the surviving entity but more than 50% of the Company's combined voting power is transferred to a person(s) different from those holding such voting power immediately prior to such acquisition or an acquisition by any person or related group of persons, other than the Company, of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities, all outstanding options under the 1999 Plan will terminate unless assumed by the successor company or its parent , except as otherwise provided in a specific Award Agreement.

        Capital Changes.

        If there is any change in the Common Stock subject to the 1999 Plan, through stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock merger, consolidation, acquisition of the property or equity securities of the Company, any separation of the Company, reorganization, partial or complete liquidation or any other similar event resulting in an increase or decrease in the number of issued shares of Common Stock, the Plan Administrator shall make appropriate adjustments, subject to any required stockholder action, to the number of shares covered by each option, the number of shares authorized for issuance under the 1999 Plan, the price per share and any other terms the Plan Administrator determines require adjustment.

        Registration of Option Shares.

        6,447,644 shares of common stock issuable upon exercise of options under our 1999 Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

        Amendment and Termination.

        The 1999 Plan will continue in effect until February 2009, unless sooner terminated by the Board. The Board may amend the 1999 Plan at any time or from time to time or may suspend or terminate it, without approval of the stockholders, except as required by law. However, no action by the Board or stockholders may alter or impair any option previously granted under the 1999 Plan.

        2000 PLAN

        The maximum number of shares of Informatica's common stock which may currently be issued over the term of the 2000 Plan may not exceed 1,600,000 shares. Our 2000 Plan permits the granting of non-qualified stock options, as well as the issuance of stock and other securities permitted by the 1999 Plan, however the 2000 Plan does not permit the granting of incentive stock options.

        Administration of the Plan

        For a description of the administration of the 2000 Plan, please see "1999 Plan--Administration of the 1999 Plan," above.

        General Terms of Options Granted under the 2000 Plan

        The terms and conditions of the 2000 Plan are summarized below. In addition, each option will be subject to the terms and conditions of the Award Agreement pursuant to which the option is granted. The form of such Award Agreement and the terms and conditions thereof will be determined from time to time by the Plan Administrator. Such terms and conditions may include, but are not limited to:

        -       vesting schedules,

        -       repurchase provisions,

        -       rights of first refusal,

        -       form of payment,

        -       forfeiture provisions, and

        -       satisfaction of performance criteria.

        Vesting. For a description of the vesting of options granted under the 2000 Plan and the vesting of new options granted under the 2000 Plan in connection with the offer to exchange, please see "1999 Plan-- General Terms of Options Granted under the 1999 Plan--Vesting," above.

        Term. For a description of the term of options granted under the 2000 Plan, please see "1999 Plan-- General Terms of options Granted under the 1999 Plan--Term," above.

        Exercise or Purchase Price. For a description of the exercise or purchase price of options granted under the 2000 Plan, please see "1999 Plan-- General Terms of Options Granted under the 1999 Plan--Exercise or Purchase Price," above.

        Taxes. For a description of the provision for payment of taxes prior to the exercise of options granted under the 2000 Plan, please see "1999 Plan-- General Terms of Options Granted under the 1999 Plan--Taxes," above.

        Transferability. Options are transferable only to the extent provided in the Award Agreement.

        Means of Payment. For a description of the means of payment of the purchase price of options granted under the 2000 Plan, please see "1999 Plan-- General Terms of Options Granted under the 1999 Plan--Means of Payment," above.

        Exercise of Awards; Dividend and Voting Rights. For a description of the procedure for exercise of options granted under the 2000 Plan and the payment of dividends and exercise of voting rights related to these options, please see "1999 Plan-- General Terms of Options Granted under the 1999 Plan--Exercise of Awards; Dividend and Voting Rights," above.

        Termination of Employment. For a description of the effect of termination of employment on options granted under the 2000 Plan, please see "1999 Plan-- General Terms of Options Granted under the 1999 Plan--Termination of Employment," above.

        Adjustments Upon Certain Events.

        For a description of the adjustments to options granted under the 2000 Plan upon the occurrence of certain events, please see "1999 Plan-- General Terms of Options Granted under the 1999 Plan--Adjustments Upon Certain Events," above.

        Capital Changes

        For a description of the adjustments to options granted under the 2000 Plan upon the occurrence of certain capital changes, please see "1999 Plan-- General Terms of Options Granted under the 1999 Plan--Capital Changes," above.

        Registration of Option Shares.

        1,600,000 shares of common stock issuable upon exercise of options under our 2000 Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

        Amendment and Termination

        The 2000 Plan will continue in effect until January 2010, unless sooner terminated by the Board. The Board may amend the 2000 Plan at any time or from time to time or may suspend or terminate it, without approval of the stockholders, except as required by law. However, no action by the Board or stockholders may alter or impair any option previously granted under the 2000 Plan.

        U.S. Federal Income Tax Consequences under the 1999 Plan and the 2000
        Plan

        You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an employee based outside of the United States, you should refer to Sections 15 through 25 of this Offer to Exchange for a discussion of income tax consequences of the new options and the options tendered for exchange for employees in certain non-U.S. countries. We strongly recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

        Our statements in this Offer to Exchange concerning the 1999 Plan, the 2000 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of 1999 Plan, the 2000 Plan and the forms of option agreements under the 1999 Plan and the 2000 Plan. Please contact Deborah Haynes, Stock Plan Administrator, at Informatica Corporation, 3350 W. Bayshore Road, Palo Alto, California 94303 (telephone: (650) 251-3439), to receive a copy of the 1999 Plan and the 2000 Plan and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

10.     Information concerning Informatica.

        We are a leading provider of e-business infrastructure and analytic software that enables our customers to automate the integration, analysis and delivery of critical corporate information. Using our products, managers and executives gain valuable business insight they can use to improve operational performance and enhance competitive advantage.

        We provide our customers with a comprehensive family of software products that are designed to support more effective and timely business decision-making. Our infrastructure products simplify the process of integrating and analyzing data from multiple systems, while our complementary analytic application products provide our customers with standardized reports and metrics that can be extended to meet their unique business requirements. Using our products, customers can evaluate the performance of their entire business value-chain, including direct and indirect sales, marketing, customer service, operations, human resources, procurement and finance. We plan to extend our products to allow a broader range of corporate employees to access corporate information through wireless devices, voice recognition technology and the Internet.

        Our principal executive offices are located at 3350 W. Bayshore Road, Palo Alto, California 94303, and our telephone number is (650) 687-6200. We were incorporated in California in February 1993 and reincorporated in Delaware in April 1999.

        Please review our annual report on Form 10-K for the fiscal year ended December 31, 2000 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2001, both of which are being delivered to eligible employees with this Offer to Exchange for important financial and other information about us. Also, see "Additional Information" in Section 28 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. Interests of directors and officers; transactions and arrangements concerning the options.

        A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of July 13, 2001, our directors and executive officers, as a group beneficially owned options outstanding to purchase a total of 4,111,338 of our shares, which represented 25% of the shares subject to all options outstanding as of that date. These options to purchase our shares owned by our affiliates, including our directors and executive officers are not eligible to be tendered in the offer.

        In the sixty (60) days prior to and including June 30, 2001, the executive officers and directors of Informatica had the following transaction(s) in Informatica shares:

        - In May 2001, AXA U.S. Growth Fund LLC sold 84,664 shares of Informatica common stock. One of our directors, Vincent Worms, is a managing member of AXA U.S. Growth Fund LLC.

        - In May 2001, Parallel Capital I sold 10,668 shares of Informatica common stock. One of our directors, Vincent R. Worms, is a managing member of Parallel Capital I.

        - In May 2001, Parallel Capital II sold 10,668 shares of Informatica common stock. One of our directors, Vincent R. Worms, is a managing member of Parallel Capital II.

        - In May 2001, Partech US Partners III sold 150,000 shares of Informatica common stock. One of our directors, Vincent R. Worms, is a managing member of Partech US Partners III.

        - In May 2001, Diaz H. Nesamoney sold an aggregate of 50,000 shares of Informatica common stock.

        - In May 2001, Vincent R. Worms was granted an option to purchase 20,000 shares of Informatica common stock.

        - In May 2001, A. Brooke Seawell was granted an option to purchase 20,000 shares of Informatica common stock.

        - In May 2001, David W. Pidwell was granted an option to purchase 20,000 shares of Informatica common stock.

        Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to and including June 30, 2001 by Informatica or, to our knowledge, by any executive officer, director or affiliate of Informatica.

12. Status of options acquired by us in the offer; accounting consequences of the offer.

        Options we acquire through the offer which were originally granted under the 2000 Plan will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the 2000 Plan. Options we acquire through the offer which were originally granted under the 1999 Plan will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the 1999 Plan. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the exchange offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

        Under the terms of the 1999 Plan, options we acquire through the offer which were originally granted under the 1996 Plan will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the 1999 Plan. Options we acquire through the offer which were originally granted under the 1993 Plan, the Influence Plan or the Zimba Plan will be cancelled and the shares of our common stock previously allocated to those options will remain authorized but unissued shares.

        We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

        - we will not grant any new options to participants in the exchange offer until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and

        - the exercise price of all new options will equal the market value of the shares of common stock on the date we grant the new options.

13.     Legal matters; regulatory approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7.

        If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, in which period we presently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

14.     Material U.S. Federal Income Tax Consequences.

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders.

        Optionholders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. WE STRONGLY ADVISE ALL OPTIONHOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

        Incentive Stock Options

        Regardless of whether you tender incentive stock options or non-qualified stock options in connection with the exchange offer, if those options are accepted for exchange, the new options will be granted as non-qualified stock options. As described in this section, incentive stock options can potentially have more favorable tax consequences than non-qualified stock options. PLEASE NOTE: IF YOU ELECT TO CANCEL YOUR INCENTIVE STOCK OPTIONS, YOU WILL NOT RECEIVE THE POTENTIAL BENEFIT OF THESE FAVORABLE TAX CONSEQUENCES

FROM THE REPLACEMENT NON-QUALIFIED STOCK OPTIONS WHICH YOU RECEIVE IN EXCHANGE FOR YOUR INCENTIVE STOCK OPTIONS.

        Under current law, an optionholder will not realize taxable income upon the grant of an incentive stock option. In addition, an optionholder generally will not realize taxable income upon the exercise of an incentive stock option. However, an optionholder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an optionholder's death or disability, if an option is exercised more than three months after the optionholder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

        If an optionholder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

        - at least two years after the date the incentive stock option was granted, and

        - at least one year after the date the incentive stock option was exercised.

        If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the optionholder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the optionholder at the time of the disposition.

        Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

        Unless an optionholder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an optionholder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder.

        PLEASE ALSO NOTE: We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options.

        However, the IRS may characterize this offer to exchange options as a "modification" of your current incentive stock options, even if you decline to participate in this exchange offer. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A SUCCESSFUL ASSERTION BY THE IRS OF THIS POSITION COULD EXTEND AN INCENTIVE STOCK OPTIONS' HOLDING PERIOD TO QUALIFY FOR FAVORABLE TAX TREATMENT, BY RE-STARTING IT AS OF THE DATE WE COMMENCE THIS OFFER TO EXCHANGE OPTIONS. ACCORDINGLY, TO THE EXTENT YOU DISPOSE OF YOUR INCENTIVE STOCK OPTION SHARES PRIOR TO THE LAPSE OF THE NEW EXTENDED HOLDING PERIOD, YOUR INCENTIVE STOCK OPTION COULD BE TAXED SIMILARLY TO A NON-QUALIFIED STOCK OPTION.

        Non-qualified Stock Options

        Under current law, an optionholder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a non-qualified stock option. However, when an optionholder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the optionholder.

        We will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder if we comply with eligible reporting requirements.

        Regardless of whether you tender non-qualified stock options or incentive stock options in connection with the exchange offer, if those options are accepted for exchange, the new options will be granted as non-qualified stock options. As described in this section, incentive stock options can have more favorable tax consequences than non-qualified stock options, if an optionee makes a qualifying disposition of the incentive stock options. PLEASE NOTE: IF YOU ELECT TO CANCEL YOUR INCENTIVE STOCK OPTIONS, YOU WILL NOT RECEIVE THE POTENTIAL BENEFIT OF THESE FAVORABLE TAX CONSEQUENCES FROM THE REPLACEMENT NON-QUALIFIED STOCK OPTIONS WHICH YOU RECEIVE IN EXCHANGE FOR YOUR INCENTIVE STOCK OPTIONS.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15.     Material Tax Consequences for Employees Who are Tax Residents in
        Australia.

        The following is a general summary of the tax consequences of the exchange of options under the offer for Australian tax residents. This discussion is based on Australian tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

        Tax Treatment of Old Options

        If, on the original award, you did NOT elect to be taxed at grant, when you elect to relinquish your old options, this could give rise to a taxable event because the "cessation time" in relation to the options has occurred (you are deemed to have disposed of the options when you relinquish your rights to the old options). The amount to be included in assessable income is the difference between the amount of consideration received on disposal (in this case on relinquishing the old options) and the amount paid for acquiring the options. However, if the new options do not have an inherent discount, the Australian Taxation Office has ruled their `value' for these purposes is NIL, so no tax will arise.

        If, on the original award, you DID elect to be taxed at grant, then when you elect to relinquish your old options, this could give rise to capital gains tax `sale'. The amount to be included in assessable income is the difference between the value of the new options and the taxed amount at grant (where options are taxed at grant, a statutory valuation applies). If the new options do not have an inherent discount, the Australian Taxation Office has ruled their `value' for these purposes is NIL, so the `sale' will produce a capital loss equal to the taxed value at grant. This loss can be deducted against taxable capital gains, or carried forward for deduction against future taxable capital gains.

        Tax Treatment of New Options

        The new options will not be granted under an Employee Share Scheme; they will be deemed to be granted because you were a holder of the old options. You are receiving the new options in exchange for relinquishing the old options, so you will not be taxed when you receive the new options. Nor will you be taxed when you exercise the new options to acquire shares. If there is no inherent discount `at grant,' the Australian Taxation Office has ruled their `value' for these purposes is NIL, so there should be no tax implication on grant or exercise of the new options. The new options are subject to capital gains tax in Australia when they (or the shares acquired through exercising the options) are disposed of. If you sell those shares, you will be taxed on the difference between the sales proceeds and the exercise price. If you sell the shares at least twelve (12) months after purchase, only one-half (1/2) of the gain is taxable.

        PLEASE CONSULT WITH YOUR PERSONAL TAX ADVISOR FOR ADDITIONAL INFORMATION REGARDING THE TAX TREATMENT OF OPTIONS IN AUSTRALIA.

16.     Material Tax Consequences for Employees Who are Tax Residents in
        Belgium.

        The following is a general summary of the Belgian income tax consequences of the exchange of options pursuant to the offer for Belgian tax residents and non-residents.

        This document is of a general nature and does not enter into detail on all tax consequences that may be relevant to you in light of your particular circumstances. In specific cases, more detailed advice may be required. There is a risk that if you participate in this offer, you will face DOUBLE TAXATION. We urge you to carefully read this Section and consult with your own personal tax advisor before deciding to participate in the offer.

        From a tax point of view, a distinction needs to be made between options which were granted before the introduction of the law of 26 March 1999 and options granted under the new legislation (the new law retro-actively applies on options, offered to the beneficiary on 2 November 1998 or later).

        Taxation of options - general principles

        For options, offered to you before 2 November 1998, the Belgian tax authorities have the opinion that an income tax liability arises only upon the exercise of the option. That tax is calculated on the difference between the fair market value of the shares on the date of exercise and the exercise price. Your total gain realized at exercise is taxed as normal employment income (at the standard progressive rates).

        For options granted from and after 2 November 1998 (i.e., under the current legislation), your income tax liability arises at the date of grant (except in the case in which you as beneficiary formally refuse the options within 60 days of the offer). The taxable advantage arising from stock options is calculated on a lump sum base, being fifteen percent (15%) of the value of the underlying shares at the time of the offer. Under certain conditions the taxable benefit can be reduced to seven and one-half percent (7.5%) of the value of the underlying shares. The aforementioned percentages are increased the option term is more than five (5) years after the grant date. For options taxed based on 15% of the value of the underlying shares at the time of the offer, the taxable base will be increased by one percent (1%) for each year exceeding the five (5) year term. Since your new option will have a term of ten
(10) years, the taxable benefit would then be calculated based on twenty percent (20%) of the value of the underlying shares. For options taxed based on 7.5% of the value of the underlying shares at the time of the offer, the taxable base will be increased by one one-half of one percent (0.5%) for each year exceeding the five (5) year term. Since your new option will have a term of ten (10) years, the taxable benefit would then be calculated based on ten percent (10%) of the value of the underlying shares.

        For Belgian tax purposes, options are deemed to be offered on the day on which the beneficiary receives all information necessary for him to be able to make a decision on whether or not to accept the grant. This does not necessarily coincide with the date mentioned on the grant certificate (there can be a delay in time between the grant decision and the communication date).

        Once you have paid the tax at the occasion of the option grant, no subsequent taxation takes place at exercise of the options nor at the sale of the shares acquired through the options.

        The benefits of stock options granted after the 2nd of November, 1998 are exempt from Belgian social security contributions, provided that the options were not granted `in the money' (i.e. when the exercise price is lower than the value of the underlying shares at the moment on which the options are offered to the beneficiary). Since your new options will be granted at an exercise price equal to the fair market value of Informatica common stock on the date of grant, your new options will not be `in the money.'

        Exchange of Old Options into New Options

        For your pre-1999 options, canceling the options is not expected to have a tax impact on you. As the pre-1999 options are considered taxable at the exercise date, no taxable income would arise on the cancelled (unexercised) options.

        As the replacement options would be granted post-1999, these new options would be taxable, as explained above.

        For the old options granted under the current Belgian legislation, you have to consider the fact that tax was due at grant (except in case of refusal within the 60 days period), and that this tax in principle can not be recovered. This even applies in case the options are cancelled at a later date.

        As the new grant is taxed, there is a risk of double taxation on the options granted from 2 November 1998 on (a first taxation on the initial grant and a second taxation on the new grant).

        It may be possible to claim that no new taxation (on the new grant) should take place. If the old options are exchanged for the new options, one could argue that the value of the old options can partially or totally be deducted from the taxable value of the new options. We note that under the current legislation, it is uncertain whether such a compensation is acceptable for tax purposes and whether the Belgian tax authorities will not simply totally disregard the old options and impose a full taxation on the new grant.

        PLEASE CONSULT WITH YOUR PERSONAL TAX ADVISOR FOR ADDITIONAL INFORMATION REGARDING THE TAX TREATMENT OF OPTIONS IN BELGIUM.

17.     Material Tax Consequences for Employees Who are Tax Residents in Canada

        The following is a summary of the principal Canadian federal income tax consequences of the exchange of options under the offer. This summary is based on the current provisions of the Income Tax Act (Canada) (the "Canadian Tax Act") and the regulations thereunder publicly announced by or on behalf of the Minister of Finance prior to the date hereof and the current administrative practices of, as published in writing by, the Canada Customs and Revenue Agency. This summary does not take into account provincial or territorial tax consequences or the tax laws of a country other than Canada.

        The summary is applicable only to an optionholder who, at all relevant times, is resident in Canada for purposes of the Canadian Tax Act, who acquired old options and will acquire new options to purchase the Company's common stock by virtue of his or her employment with the Company or with a corporation that does not deal at arm's length with the Company, who holds the Company's common stock as capital property for purposes of the Canadian Tax Act, and who deals at arm's length with the Company and the corporation of which he or she is an employee (a "Canadian-Resident Optionholder").

        This summary is of a general nature only and it is not intended to be, nor should it be construed as, legal or tax advice to any particular Canadian-Resident Optionholder. Moreover, this summary is not exhaustive of all possible Canadian federal income tax considerations. CONSEQUENTLY, CANADIAN-RESIDENT OPTIONHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO THEM under the offer having regard to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, state or local tax authority.

        For purposes of this summary we have assumed that no amount has been paid to obtain the optionholder's options. All amounts relevant to computing liability under the Canadian Tax Act must be computed in Canadian dollars.

        Exchange of Old Options

        While the matter is not free from doubt, the value of the consideration received by a Canadian-Resident Optionholder in exchange for his/her old options may be a taxable benefit which must be included in the income of the Canadian-Resident Optionholder. However, no amount must be included in income if the promise to grant new options (i.e. the consideration received) does not have a monetary value at the date of the exchange. We believe that it can be argued that the promise to grant new options has negligible monetary value because the new options may not be granted if, for example, the Canadian-Resident Optionholder's employment is terminated prior to the grant of the new options, and also because the exercise price of the new options will be equal to 100% of the fair market value of Informatica common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the new options. Assuming the promise to grant new options has no value, the Canadian-Resident Optionholders would not have to report any taxable benefit upon the exchange of their old options in consideration of the promise to be granted new options. As value is a question of fact, the Canadian tax authorities could always challenge the value of the consideration received. A valuation of the promise to receive new options may be required for further assurance.

        Grant of the new options

        At the date of grant of the new options, the Canadian-Resident Optionholders will not be required to recognize income for Canadian income tax purposes. The grant of options is not a taxable event.

        Exercise of New Options

        Subject to the recent changes to the Canadian Tax Act discussed below, that may in certain circumstances defer the recognition of income, upon the exercise of a new option, a Canadian-Resident Optionholder will be required to include in income, as a taxable benefit from employment in the year of acquisition, the amount by which the fair market value of the share of the Company's common stock so acquired exceeds the amount paid by the Canadian-Resident Optionholder for the Company's common stock. The Canadian-Resident Optionholder will concurrently be entitled to a deduction equal to one-half of the taxable benefit included in income, provided the exercise price of the new option is not less than the fair market value of the share of the Company's common stock at the time of grant and that the share of the Company's common stock is a prescribed share. A share of the Company's common stock will be a prescribed share if it satisfies the requirements set out in section 6204 of the Canadian Income Tax Regulations.

        The income inclusion in respect of the taxable benefit arising from the exercise of a new option may in certain circumstances be deferred from the year in which the Company's common stock is acquired to the year in which the Company's common stock is disposed of subject to certain conditions and limitations, including, among others, a limit on the "specified value" of shares in respect of which the benefit may be deferred, the condition that the exercise price of the options be no less than the fair market value of the shares at the date of grant, the condition that the Canadian-Resident Optionholder be entitled to the stock option deduction, and a requirement that the Canadian-Resident Optionholder file an election on or before January 15 of the year following the year in which the relevant Company common stock is acquired.

        Canadian-Resident Optionholders should consult their own tax advisors with respect to the potential application of these rules to their particular circumstances.

        The cost to a Canadian-Resident Optionholder of a share of the Company's common stock will be the exercise price paid plus the taxable benefit (i.e. fair market value at exercise). As a general rule, the cost to a Canadian-Resident Optionholder of a share of the Company's common stock acquired under an option will be averaged with the adjusted cost base of all other identical shares of Company's common stock held by the Canadian-Resident Optionholder as capital property immediately before the exercise of the option. (For this purpose, shares in respect of which the benefit is deferred are not treated as identical property. As such, these shares have their own adjusted cost base for capital gain calculation purposes). Under the new stock option deferral rules, provided certain conditions are met, an election can be made to avoid the average method.

        Dividends on Company Common Stock

        Dividends on Company common stock acquired by a Canadian-Resident Optionholder pursuant to the exercise of a new option will be included in the Canadian-Resident Optionholder's income for Canadian income tax purposes. Such dividends will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

        Dispositions of Company Common Stock

        Upon a disposition (or a deemed disposition) of Company common stock, a Canadian-Resident Optionholder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Company's Common Stock, net of any reasonable costs of disposition, exceed the adjusted cost base of such Company common stock to the Canadian-Resident Optionholder. One-half of the amount of any capital gain realized by a Canadian-Resident Optionholder in a taxation year must be included in income in that year. If a capital loss is realized in a taxation year, one-half of the amount of the capital loss may be deducted against taxable capital gains realized by the Canadian-Resident Optionholder in that year.

Capital losses can only be deducted against capital gains. Capital losses, to the extent they exceed capital gains for the year, may be carried back against capital gains of the three preceding years, and may be carried forward indefinitely to be applied against future capital gains.

        Withholding of Source Deductions

        Any employment benefits enjoyed by a Canadian-Resident Optionholder as a consequence of exercising a new option may be subject to withholding at source as required under the Canadian Tax Act.

        PLEASE CONSULT WITH YOUR PERSONAL TAX ADVISOR FOR ADDITIONAL INFORMATION REGARDING THE TAX TREATMENT OF OPTIONS IN CANADA.

18.     Material Tax Consequences for Employees Who are Tax Residents in France.

        The following is a general summary of the income tax and social contributions consequences of the exchange of options under the offer for French tax residents. This discussion is based on French tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should be sure to consult with your personal tax advisor to discuss the tax consequences which may be particular to you.

        Neither the 1999 Plan nor the 2000 Plan qualify for French tax purposes and therefore the favorable tax and social treatment will not apply.

        You will not be subject to tax when the new option is granted.

        When you exercise the option, you will be subject to tax on the spread gain equal to the difference between the option price and the fair market value of stock acquired on the exercise date. This spread gain is treated as a salary and subject to the progressive rates of French income tax (maximum rate of 53.25% in 2000).

        Furthermore, this spread gain is subject to social contributions (plus CSG at a rate of 7.5% and CRDS at a rate of 0.5%) on the date of exercise as a salary income which will be withheld from your payslip.

        When you sell the shares, the capital gain (i.e. difference between the sale price of the stock and the fair market value upon the exercise date), if any, is taxed at a flat rate of 26% (including CSG, CRDS and 2% social tax), provided that the annual gross proceeds from the sale of stocks made during the calendar year exceed FF 50,000 for 2000 tax year. Should the gross proceeds be below that limit, the capital gain would be tax-free.

        PLEASE CONSULT WITH YOUR PERSONAL TAX ADVISOR FOR ADDITIONAL INFORMATION REGARDING THE TAX TREATMENT OF OPTIONS IN FRANCE.

19.     Material Tax Consequences for Employees Who are Tax Residents in
        Germany.

        The following is a general summary of the tax consequences of the exchange of options under the offer for German tax residents. This discussion is based on the interpretation of general German tax law. There are no specific rules regarding the exchange of stock options. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should be sure to consult with your personal tax advisor to discuss the tax consequences which may be particular to you.

        You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be compensation to you and would be subject to German wage tax withholding as a one-time payment (Einmalbezug) in the month of exercise whereby the withholding tax has to be submitted to the corporate tax office of the Company in Germany.

        When you sell the shares, you will not be subject to tax on any additional gain provided that:

                        (i) you have held the stock for more than twelve (12) months;

                        (ii) you have not, during the last five years, held one percent (1%) or more of the stated capital of the Company; and

                        (iii) the stock is not held as a business asset.

        Effective January 1, 2001, the ten percent (10%) limit was lowered to one percent (1%) such that in order to satisfy the foregoing conditions, you cannot have held one percent (1%) or more of the stated capital of the Company. Consequently, you normally will not be subject to tax at the time of sale on the additional gains if you hold the shares for more than twelve (12) months.

        As of January 1, 2001 for Foreign Corporations and January 1, 2002 for German corporations only fifty percent (50%) of the capital gains will be taxable if above-mentioned conditions for tax-free capital gains are not met.

        PLEASE CONSULT WITH YOUR PERSONAL TAX ADVISOR FOR ADDITIONAL INFORMATION REGARDING THE TAX TREATMENT OF OPTIONS IN GERMANY.

20.     Material Tax Consequences for Employees Who are Tax Residents in Japan.

        The following is a general summary of the tax consequences of the exchange of options under the offer for Japanese tax residents. This discussion is based on Japanese tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should be sure to consult with your personal tax advisor to discuss the tax consequences which may be particular to you.

        You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Your income will likely be treated as "remuneration income" and will be taxed at your marginal tax rate.

        When you sell the shares, you will be subject to tax at a flat rate of 26% (i.e., a 20% national income tax and a 6% local inhabitants tax). If you sell your shares through an authorized stockbroker or bank in Japan and submit an election return form, you may elect to have the broker withhold 1.05% of the total amount received (regardless of the gain) from selling your shares. If you make this election, the deemed gain will be 5.25% of the proceeds from the sale of the shares. The deemed gain will only be subject to the 20% national income tax; the 6% local inhabitants tax would not apply. Please note that, although this 1.05%
taxation method was scheduled to be abolished as of 1 April 2001 under the 2000 tax legislation, it was extended until April 1, 2003. Therefore, you may elect to be taxed at 1.05% of the total proceeds until March 31, 2003.

        PLEASE CONSULT WITH YOUR PERSONAL TAX ADVISOR FOR ADDITIONAL INFORMATION REGARDING THE TAX TREATMENT OF OPTIONS IN JAPAN.

21. Material Tax Consequences for Employees Who are Tax Residents in The Netherlands.

        The following is a general summary of the tax consequences of the exchange of options under the offer for tax residents in the Netherlands. This discussion is based on the interpretation of general Dutch tax law. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should be sure to consult with your personal tax advisor to discuss the tax consequences which may be particular to you.

        If you hold options that were subject to tax at vesting and you elect to participate in the exchange program, you will not be entitled to a refund for the taxes that are already due. This could result in DOUBLE TAXATION.

        There are no specific rules on the exchange of stock options. There is no clear opinion as to whether the exchange itself could trigger a taxable event (deemed disposal). The tax authorities will decide case by case. If you participate in the offer, you may be subject to adverse tax consequences; however, that depend on many factors, including:

        - the grant date (the tax law with respect to the treatment of stock options has been changed in the past);

        -       whether the cancelled options are vested or unvested;

        -       the specific conditions of the stock option plan; and

        -       the interpretation of the law by the local tax inspector.

        In general, you will be subject to tax when the new option becomes unconditionally exercisable (i.e., at vesting). The taxable amount is calculated based on a statutory formula. Additional tax is levied if you exercise your options within three (3) years after the grant date of the option. The taxable amount is the realized gain (the difference between the fair market value of the shares on the date of exercise and the exercise price) less the tax paid at vesting.

        However, it is possible to defer taxation until exercise. If you choose for deferral, you and your employer in the Netherlands have to submit jointly a declaration form to the local tax inspector. The taxable amount at exercise will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price.

        The income recognized would be compensation derived from your employment. Therefore, it is in general mandatory for your employer to withhold income tax (wage tax) and social contributions with respect the calculated taxable amount.

        When you sell the shares, you will not be subject to tax on any additional gain provided you do not have a substantial interest in the company (less than five percent (5%) of the shares or options).

        PLEASE CONSULT WITH YOUR PERSONAL TAX ADVISOR FOR ADDITIONAL INFORMATION REGARDING THE TAX TREATMENT OF OPTIONS IN THE NETHERLANDS.

22.     Material Tax Consequences for Employees Who are Tax Residents in Norway.

        The following is a general summary of the tax consequences of the exchange of options under the offer for Norwegian tax residents. This discussion is based on the interpretation of general Norwegian tax law. There are no specific rules on the exchange of stock options. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should be sure to consult with your personal tax advisor to discuss the tax consequences which may be particular to you.

        You will not be subject to tax when the new option is granted.

        When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be compensation to you and subject to regular salary taxation including employee social security contribution.

        Any dividend received on the shares will be subject to capital income tax. You may, however, claim a tax credit for any foreign dividend withholding tax.

        When you sell the shares, you will be subject to capital income tax on any additional gain.

        PLEASE CONSULT WITH YOUR PERSONAL TAX ADVISOR FOR ADDITIONAL INFORMATION REGARDING THE TAX TREATMENT OF OPTIONS IN NORWAY.

23.     Material Tax Consequences for Employees Who are Tax Residents in
        Singapore.

        The following is a general summary of the tax consequences of the exchange of options under the offer for Singapore tax residents. This discussion is based on Singapore tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should be sure to consult with your personal tax advisor to discuss the tax consequences which may be particular to you.

        The following has been drafted to include the conditions required to qualify for the 5-year tax deferral scheme and the Company Stock Option Scheme. As each option granted to you is subject to the specific terms and conditions of the Award Agreement pursuant to which the option is granted, it is difficult to determine if the options granted to you qualify for these schemes. We have therefore provided the criteria required to qualify for the two schemes in Appendices 1 and 2 and would strongly recommend that you consult with your personal tax advisor to confirm whether you can qualify for the schemes.

        We believe that you will likely not be subject to tax when the old stock options are cancelled. You will also not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You can apply for a deferral of the tax payment on the option gains, subject to an interest charge that is pegged to the average prime rate of the four local banks in Singapore as at 15 April of each year.

        - If you wish to apply, you must complete an application form and submit it to the tax authorities together with your individual tax return by 15 April of the year following the year in which the option is exercised. The criteria to meet in order to qualify for this scheme and the procedures are explained in Appendix 1 .

        If your application is approved, you can defer the tax payment on the option gains for up to 5 years. However, payment of the tax plus the appropriate amount of interest will be due immediately if you:

        - are a non-Singapore citizen (including a Singapore Permanent Resident) who terminates employment in Singapore and leaves Singapore permanently; are posted overseas or leave Singapore for a period exceeding 3 months, unless you can provide proof that you are not leaving Singapore permanently,

        -       become a bankrupt; or

        -       pass away.

        Once the deferral is approved, it will not be terminated if you:

        - sell the shares in respect of which the tax deferral on the gains from the exercise of the option has been granted; or

        - are a Singapore citizen and cease employment with the employer for whom you are working at the time of exercise of the stock option in respect of which the tax deferral has been granted.

        The Singapore Finance Minister has announced on 23 February 2001 a new scheme, the Company Stock Option Scheme (CSOP), which allows qualifying employees a partial exemption on stock option gains up to a cumulative of S$1 million of taxable gains derived over a 10-year period. Under this scheme, which applies to options granted on or after 1 April 2001, a qualifying employee can enjoy a tax exemption on his stock option gains as follows:

        -       first S$2,000 of the annual gains is tax exempted;

        -       25% of the remaining annual gains is tax exempted.

        The criteria to qualify for this scheme are explained in Appendix 2.

        If the gains derived from an exercise of the options are taxed in Singapore and in another country (e.g. the country in which the options are granted), you can claim a relief for the double taxation on the option gains in Singapore. However, the relief is given on a case-by-case basis, subject to the approval of the tax authorities.

        When you sell shares, you will not be subject to tax unless you are engaged in the business of buying and selling securities.

        PLEASE CONSULT WITH YOUR PERSONAL TAX ADVISOR FOR ADDITIONAL INFORMATION REGARDING THE TAX TREATMENT OF OPTIONS IN SINGAPORE.

        APPENDIX 1 - 5-YEAR TAX DEFERRAL SCHEME

        In early July 1999, the Singapore Government introduced the Qualified Employee Stock Option Plan (ESOP) scheme as one of its initiatives to encourage technopreneurship. Under the scheme, the payment of tax on stock option gains can be deferred for up to five (5) years, subject to an interest charge.

        Stock option gains are taxed as income of the year in which the options are exercised. Currently, the tax assessed on the option gains is due for payment within one (1) month from the date of the assessment, unless the employee has arranged to settle his tax by installments. The new scheme is designed to help alleviate cash flow problems faced by those employees who do not sell the shares immediately after exercising the stock options.

        On 25 October 1999, the Inland Revenue Authority of Singapore (IRAS) provided the following information on the Qualified ESOP scheme which applies to stock options exercised on or after 1 January 1999:

        (1)     Qualifying ESOPs

        All ESOPs which satisfy the following vesting period requirement currently imposed by the Singapore Exchange (SGX) on companies listed on the SGX will be considered as Qualified ESOPs under the scheme:

                (a) WHERE THE EXERCISE PRICE OF THE SHARE IS EQUIVALENT TO ITS MARKET VALUE AT GRANT, THE OPTION MAY NOT BE EXERCISED WITHIN 1 YEAR FROM THE GRANT OF THE OPTION;

                (b) WHERE THE EXERCISE PRICE IS AT A DISCOUNT TO THE MARKET VALUE AT GRANT, THE OPTION MAY NOT BE EXERCISED WITHIN 2 YEARS FROM THE GRANT OF THE OPTION.

        For ESOPs of companies where their shares are listed elsewhere or unlisted, they will only be considered as Qualified ESOPs if they satisfy the above vesting period requirement.

        Companies need not apply for approval for their ESOPs to be considered as Qualified ESOPs. They only need to keep sufficient documentation to support their claim in case there are queries from the IRAS.

        (2)     Qualifying employees

        An employee who wishes to defer the tax payment on his/her stock option gains from a Qualified ESOP needs to apply for the deferral at the time of filing his/her income tax return for the year of assessment in which the gains are taxable.

        The IRAS will only consider the employee's application for tax deferral if the following conditions are satisfied:

                (a) the employee is exercising an employment in Singapore at the time of exercise of the stock option;

                (b) the stock option was granted to the employee by the company, or an associated company, for whom he is working at the time of exercise of the stock option; and

                (c) the employee's tax on the ESOP gains is not borne by the employer. Generally, approval will be granted for any application made by a qualifying employee, except under the following circumstances:

                        (i)     the employee is an undischarged bankrupt;

                        (ii) the employee is ascertained by the IRAS, based on its records, to be a delinquent taxpayer;

                        (iii)   the tax on the ESOP gains is less than $200 ; or

                        (iv) the employee is granted area representative status or is generally not allowed under existing guidelines to settle his tax by installments.

        (3)     Amount of tax deferred

        THE AMOUNT OF TAX TO BE DEFERRED IS CALCULATED BY APPLYING THE EMPLOYEE'S MARGINAL TAX RATE TO THE ESOP GAINS. IT WILL BE NET OF ANY TAX REBATES AND LIMITED TO THE ACTUAL TAX PAYABLE PER THE NOTICE OF ASSESSMENT.

        (4)     Period of tax deferment

        The tax on the Qualified ESOP gains can be deferred for a maximum of five (5) years from 1 January of the year of assessment in which the gains are taxed.

        For example, if the option gains are taxable in the Year of Assessment 2000, tax payment on the gains can be deferred for any period of time up to 31 December 2004.

        (5)     Interest charge

        The interest rate chargeable will be pegged to the average prime rate of the Big Four local banks offered on 15th of April of each year.

        Interest will be computed annually based on the average prime rate as at 15th April. As tax payment is usually due one (1) month after the date of an assessment, interest will be charged starting from one (1) month after the date of the assessment.

        (6)     Due date of the tax deferred and interest charge

        THE AMOUNT OF TAX DEFERRED AND THE APPLICABLE INTEREST CHARGE ARE PAYABLE ON THE EXPIRY OF THE DEFERRAL PERIOD. HOWEVER, A TAXPAYER CAN SETTLE THE FULL AMOUNT IN ONE LUMP SUM BEFORE THE EXPIRY OF THE DEFERRAL PERIOD.

        (7)     Application for the tax deferral

        If a qualifying employee wishes to apply for a tax payment deferral on his/her stock option gains derived from a Qualified ESOP, the employee needs to do the following:

                (a) COMPLETE THE RELEVANT SECTIONS OF THE APPLICATION FORM FOR DEFERMENT OF TAX ON GAINS FROM QUALIFIED ESOP;

                (b) OBTAIN THE EMPLOYER'S CERTIFICATION ON THE APPLICATION FORM THAT THE ESOP UNDER WHICH THE STOCK OPTION WAS GRANTED IS A QUALIFIED ESOP; AND

                (c) SUBMIT THE DULY COMPLETED AND CERTIFIED APPLICATION FORM TO THE COMPTROLLER OF INCOME TAX TOGETHER WITH HIS INCOME TAX RETURN NO LATER THAN 15TH OF APRIL OF THE YEAR. IF THE EMPLOYEE E-FILES HIS INCOME TAX RETURN, HE NEEDS TO SUBMIT THE APPLICATION FORM SEPARATELY BY 15TH OF APRIL OF THE YEAR.

        APPENDIX 2 - COMPANY STOCK OPTION SCHEME (CSOP)

        An Employee Stock Option (ESOP) plan which allows qualifying employees to acquire ordinary shares of the qualifying company or ordinary shares of its parent company, can be considered as a CSOP plan if it satisfies the following conditions:

                (a) The ESOP plan satisfies the vesting period requirement prescribed by the Singapore Exchange (SGX) for companies listed on the SGX, which are currently as follows:

                        (i) where the exercise price of the stock option is equivalent to or exceeds the market value of the share at grant, the option may not be exercised within one (1) year from the date of grant;

                        (ii) where the exercise price of the stock option is at a discount to the market value of the share at grant, the option may not be exercised within two (2) years from the date of grant.

        ESOP plans of companies not listed on the SGX must also satisfy the above-mentioned vesting period requirement to qualify as CSOP plans.

                (b) The ESOP plan offers stock options to at least fifty percent (50%) of the employees of the qualifying company, and this fifty percent (50%) requirement is to be determined at the end of each calendar year based on the following formula:

                Total number of employees of the qualifying company offered stock options under the ESOP plan during the year
                ---------------------------------------------------------------
                Total number of employees of the qualifying company as at 31 December of the year

        Where the stock options are granted under a Group ESOP plan operated by the parent company, the above shall be calculated in relation to employees of the qualifying company, not employees of the Group.

        QUALIFYING COMPANY

        A qualifying company is one which meets the following requirements:

                (a)     it carries out business activities in Singapore; and

                (b) it is a company incorporated in Singapore or a branch of a foreign-incorporated company registered in Singapore under the Companies Act.

        QUALIFYING EMPLOYEE

        A qualifying employee is one who meets the following requirements at the time when the options are granted:

                (a) he/she does not have effective control of the qualifying company; and

                (b) he/she is exercising employment for the qualifying company.

        A non-executive director is a qualifying employee if he/she does not have effective control of the qualifying company.

        Under the CSOP scheme, an employee is considered as having effective control of a company if the employee were to beneficially own, directly or indirectly, voting shares that give him/her the right to exercise, or control the exercise, of at least twenty-five percent (25%) of voting power in the company.

        ADMINISTRATION ISSUES

        Where an employee's stock option gains qualifies for tax exemption under the CSOP scheme, the company is required to give the employee a written confirmation within four (4) weeks from 31 December of the year confirming that the qualifying terms and conditions of the CSOP scheme have been met in respect of such stock options. If you receive such confirmation you should then keep the written confirmation which is to be shown to the IRAS upon request; however, we cannot at this time determine whether the terms and conditions will be met.

24.     Material Tax Consequences for Employees Who are Tax Residents in
        Switzerland.

        The following is a general overview of some of the tax implications of Stock Option awards in Switzerland. The discussion is based upon the laws, regulations, administrative practices and court decisions of Switzerland, all as in effect on the date hereof. All of the foregoing is subject to change which may be retroactive and could affect the continuing validity of this discussion. This summary is for general informational purposes only and does not discuss all of the income tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should be sure to consult with your personal tax advisor to discuss the tax consequences which may be particular to you.

        This overview is not intended to be a substitute for personal financial advice. If you are in any doubt about your personal tax circumstances, talk to an independent financial adviser. This information is believed accurate at the time of printing but is subject to any changes in the tax or legal system.

        Tax Consequences of Old Options

        Based on a tax ruling received from the appropriate Swiss tax authorities, your original options will be taxable at exercise. We do not believe you will be subject to double taxation if you participate in this offer, since you will not yet have exercised any of the shares which are eligible for exchange. However, if, as is usual in Switzerland, your options were taxable at grant, then any tax paid on the options now relinquished would not be refunded and, since you would have to pay tax on the new options, you would be subject to double taxation. The taxable amount at the grant of the new options is then based on the fair market value of the options, which is calculated in accordance with a formula.

        Tax Consequences of New Options

        You should note that there is a risk that you will be subject to DOUBLE TAXATION; please see the directly paragraph above.

        Usually an option is taxed at the date of grant if the market value for the option can be determined. If the market value of the option cannot be determined it will be taxed at the date of exercise. Since the new option will have a term of ten (10) years and one (1) month, the value will likely be considered indeterminable and the options will most likely be subject to taxation at exercise. You should note, however, that the final determination of when the new option is taxable is based on a ruling from the appropriate Swiss tax authorities, and until the Company receives such a ruling, we can not be certain that your new options will be taxed at exercise. Although we anticipate that the Swiss tax authorities will rule that the new options are taxable at exercise, they may determine that the new options are taxable at grant.

        Assuming that your new options are taxable at exercise, you will be subject to both income tax and social security contributions when you exercise the options. The taxable income is the difference between the fair market value of the shares on the date of exercise and the exercise price. Assuming you are granted options to acquire 1'000 shares at an exercise price of CHF 20 per share and at the date of exercise, the share is worth CHF 50 per share. The taxable amount at exercise is CHF 30'000.

        The taxable gain is taxed in the same manner and at the same progressive rates as the employee's compensation income.

        Your new option will also be subject to social tax, which is payable by you and charged at the date of exercise (based on the taxable income).

        You should not be subject to tax upon the sale of the shares subject to the new option.

        PLEASE CONSULT WITH YOUR PERSONAL TAX ADVISOR FOR ADDITIONAL INFORMATION REGARDING THE TAX TREATMENT OF OPTIONS IN SWITZERLAND.

25. Material Tax Consequences for Employees Who are Tax Residents in the United Kingdom.

        The following is a general summary of the income tax and National Insurance Contributions ("NIC") consequences of the exchange of options pursuant to the offer for U.K. tax residents. This discussion is based on the U.K. tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should be sure to consult with your personal tax advisor to discuss the tax consequences which may be particular to you.

        The original options granted to you by the Company were granted under a non-approved stock option plan. With a non-approved stock option, income tax liability arises on the exercise of the option based on the difference between the fair market value of the shares on the date of exercise and the exercise price. In addition, since 6 April 1999, a liability to pay both employer's Secondary Class 1 and employee Class 1 NIC arises on the gain realized at exercise, calculated effectively in the same manner as for income tax. The employee charge will only arise if your earnings do not already exceed the maximum limit for NIC purposes. When you sell your shares, you may be subject to capital gains tax.

        Like the old option, the new option will also be granted under an unapproved share scheme but one major change is that the grant of the new unapproved option will be subject to the execution of a joint election between you and the Company or any subsidiary of the Company (the "Election") to provide for the transfer of Secondary Class 1 National Insurance Contribution liability in connection with the EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option to you. By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that arises with respect to Secondary Class 1 National Insurance Contribution payments in connection with the EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option. The form of the Election is anticipated to be in a form similar to the draft Election attached to this Offer to Exchange as Appendix A.

        In addition, if you accept the new option, you will be authorizing the Company or the subsidiary to withhold any such Secondary Class 1 National Insurance Contributions from the payroll AT ANY TIME or the sale of a sufficient number of Shares upon EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option. In the alternative, you agree to make payment on demand for such contributions by cash or with other cleared funds to the Company or any subsidiary that will remit such contributions to the Inland Revenue. If additional consents and/or any elections are required to accomplish the foregoing, you agree to provide them promptly upon request. If you do not enter an Election at the same time that you accept the new option, the new option shall become NULL AND VOID without any liability to the Company and/or any subsidiary and may not be exercised.

        You will not be subject to tax when the new unapproved option is granted.

        You will be subject to income tax when you exercise the option on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will also be liable to pay the employee's NICs on the proceeds at exercise if your earnings do not already exceed the maximum limit for NIC purposes - L575 per week for the U.K. tax year 6 April 2001 to 5 April 2002. As noted above, you will also be responsible for paying the employer's portion of the NICs on the proceeds at exercise - currently at the rate of 11.9% on the taxable amount, although you will receive tax relief on this additional payment.

        When you sell your shares, you may be subject to capital gains tax. The tax is due on any increase in the value of the stock between the date on which you exercised your options and the date on which you sell the shares. Any capital gains tax you may owe is subject to an annual personal exemption (currently L7,500 for the U.K. tax year 6 April 2001 to 5 April 2002) and to taper relief calculated with reference to the period of time during which you held the shares.

        PLEASE CONSULT WITH YOUR PERSONAL TAX ADVISOR FOR ADDITIONAL INFORMATION REGARDING THE TAX TREATMENT OF OPTIONS IN THE UNITED KINGDOM.

26.     Extension of offer; termination; amendment.

        We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange and cancellation of any options by giving oral or written notice of such extension to the optionholders or making a public announcement thereof.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to optionholders or by decreasing or increasing the number of options being sought in the offer.

        Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to optionholders in a manner reasonably designated to inform optionholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to PR Newswire.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

        If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

        - we increase or decrease the amount of consideration offered for the options;

        - we decrease the number of options eligible to be tendered in the offer; or

        - we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

        If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 26, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

        For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

27.     Fees and expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

28.     Additional information.

        This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

        (1) Informatica's annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 30, 2001;

        (2) Informatica's quarterly report on Form 10-Q for the quarterly period ended March 31, 2001, filed with the SEC on May 15, 2001; and

        (3) Informatica's Definitive Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed with the SEC on April 23, 2001.

        (3) Any document that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this offer to exchange and before the termination of this offer. Information in these filings will be deemed to be incorporated by reference as of the date we make the filing.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.        7 World Trade Center       500 West Madison Street
      Room 1024                    Suite 1300                   Suite 1400
Washington, D.C. 20549      New York, New York 10048     Chicago, Illinois 60661

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

        Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "INFA," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

        Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Informatica Corporation, 3350 W. Bayshore Road, Palo Alto, California 94303, or contacting us at (650) 687-6200.

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about Informatica should be read together with the information contained in the documents to which we have referred you.

29.     Financial Information.

        Please review our annual report on Form 10-K for the fiscal year ended December 31, 2000 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2001, both of which are being delivered to eligible employees with this Offer to Exchange for important financial and other information about us. Also, see "Additional Information" in Section 28 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

        Our earnings available for fixed charges of $(9,713,000) were inadequate to cover our fixed charges of $458,000 for the fiscal year ended December 31, 2000. Our earnings available for fixed charges of $(352,000) were inadequate to cover our fixed charges of $319,000 for the fiscal year ended December 31, 1999. Our book value per share was $3.85 as of March 31, 2001.

30.     Miscellaneous.

        This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Informatica or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our quarterly report on Form 10-Q filed on May 15, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

        - the expected fluctuation of our quarterly results could cause our stock price to experience significant fluctuations or declines;

        -       the market in which we sell our products is highly competitive;

        - general economic conditions may reduce our revenues and harm our business;

        - if we are unable to accurately forecast sales revenue, it may harm our business or results of operations;

        - any significant defect in our products could cause us to lose revenue and expose us to product liability claims;

        - because we sell a limited number of products, if these products do not achieve broad market acceptance, our revenues will be adversely affected;

        - if the market in which we sell our products and services does not grow as we anticipate, it will adversely affect our revenues;

        - technological advances and evolving industry standards could adversely impact our future product sales;

        - if we do not maintain and strengthen our relationships with our strategic partners, our ability to generate revenue and control implementation costs will be adversely affected;

        - we rely on third-party technologies and if we are unable to use or integrate these technologies, our product and service development may be delayed;

        - the lengthy sales cycle and implementation process of our products makes our revenues susceptible to fluctuations;

        - we expect seasonal trends to cause our quarterly revenues to fluctuate;

        - we recognize revenue from specific customers at the time we receive payment for our products, and if these customers do not make timely payment, our revenues could decrease;

        - we have a limited operating history and a history of losses, and we may not be able to achieve profitable operations;

        - our business could suffer as a result of our strategic acquisitions and investments;

        - we may engage in future acquisitions or investments that could dilute our existing stockholders, or cause us to incur contingent liabilities, debt or significant expense;

        - our international operations expose us to greater intellectual property, collections, exchange rate fluctuations, regulatory and other risks, which could limit our future growth;

        - difficulties we may encounter managing our growth could harm our results of operations;

        - if we are not able to adequately protect our proprietary rights, our business could be harmed;

        - we may face intellectual property infringement claims that could be costly to defend and result in our loss of significant rights;

        - our stock price fluctuates as a result of our business and stock market fluctuations;

        - the loss of key personnel or the inability to attract and retain additional personnel, particularly in the silicon valley area, where we are headquartered, could harm our results of operations;

        - we may need to raise additional capital in the future, which may not be available on reasonable terms to us, if at all;

        - our certificate of incorporation and bylaws contain provisions that could discourage a takeover; and

        -       business interruptions could adversely affect our business.

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the optionholders residing in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM GAURAV S. DHILLON DATED JULY 20, 2001, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                             Informatica Corporation

                                 July 20, 2001

                                   SCHEDULE A

                    INFORMATION CONCERNING THE DIRECTORS AND
                  EXECUTIVE OFFICERS OF INFORMATICA CORPORATION

        The directors and executive officers of Informatica Corporation and their positions and offices as of July 13, 2001, are set forth in the following table:

       NAME                                   POSITION
       ----                                   --------
Gaurav S. Dhillon           Chief Executive Officer, Secretary and Director
Diaz H. Nesamoney           President, Chief Operating Officer and Director
Clive A. Harrison           Executive Vice President, Worldwide Field Operations
Earl E. Fry                 Chief Financial Officer and Senior Vice President
Barton S. Foster            Senior Vice President, Worldwide Marketing
David W. Pidwell            Director
A. Brooke Seawell           Director
Vincent R. Worms            Director

        The address of each director and executive officer is: c/o Informatica Corporation, 3350 W. Bayshore Road, Palo Alto, California 94303.

                                   APPENDIX A

           JOINT ELECTION TO TRANSFER THE NATIONAL INSURANCE LIABILITY
               UK EMPLOYEES ONLY OF INFORMATICA SOFTWARE LIMITED,

INTRODUCTION

As a UK employee of Informatica Software Limited, (the "Company"), you are eligible to participate in the Informatica Corporation [1999 Stock Incentive Plan] [2000 Employee Stock Incentive Plan], ("the Plan"). Any options which are granted to you under the Plan, are subject to income tax and employees National Insurance Contributions when you exercise them and purchase shares. In addition, the Company is liable to pay employer's National Insurance (by virtue of section 4(4)(a) of the Social Security Contributions and Benefits Act 1992 (the "Secondary Contribution")), on any gains which you make when you exercise, assign and release your options under the Plan.

The grant of all future options will be subject to you agreeing to jointly enter into an agreement (known as an "Election") whereby you agree to accept liability for these Secondary Contributions. Accordingly, and by signing the declaration contained in this Election, you agree that when you exercise, assign or release your options you will be liable to pay the whole of any Secondary Contribution which is due on any gain, which you make.

The terms of this Election shall be subject to the approval of the Board of Inland Revenue.

THE TERMS OF THE AGREEMENT

1. The terms of this Election shall apply to all options granted to you under the rules of the Plan (the "Options") between the following dates:

                     [            ] and [                ]

2. You hereby accept liability for the whole of the Secondary Contribution which is payable under section 4 (4)(a) of the Social Security Contributions and Benefits Act 1992 in respect of any gains arising on the exercise, assignment or release of an Option on or after the date of this Election.

3. The Company hereby transfers to you the whole of the Secondary Contribution arising on or after the date of this Election.

4. The Secondary Contribution will be paid to the Company, or Informatica Corporation, within 7 days from the end of the income tax month ( beginning on the 6th of the calendar month and ending on the 5th of the calendar month) in which the exercise, assignment or release of the Option occurs.

5. In respect of the exercise of the Option, the Secondary Contribution will be collected by you authorising Informatica Corporation's designated stockbroker to sell sufficient stock to cover the amount of income tax and social charges, including Secondary Contributions, from the sale proceeds for which you are liable in connection with the exercise, assignment or release of the Options, or if requested by you in writing and agreed in advance with the Company by:

        (i) deduction from your salary or any other money which may be due to you; or

        (ii) you providing the Company with cleared funds by cheque, bank transfer or by any other method that you and the Company agree to be appropriate at the relevant time.

6. Following the exercise of the Option, stock certificates will only be issued to you once the Secondary Contribution has been paid in full.

7. This Election shall continue in full force and effect in the event that you leave the Company or are seconded abroad.

8. Following the provision of your authority to the stockbroker and receipt of sale proceeds upon the exercise, assignment or release of the Option, income tax and Secondary Contribution will be deducted from the amount receivable by you from the Informatica Corporation's designated stockbroker, and the net amount will be paid to you accordingly.

9. Where payment is due from the Company or Informatica Corporation for the assignment or release of the share options, you authorise a deduction of the Secondary Contribution sufficient to cover the liability from such payment. Where any agreement is made between you and a third party for the assignment or release of the Option, and payment is made from a third party, you authorise the third party to withhold an amount sufficient to cover the Secondary Contribution due from the payment and such amount will be paid to the Company within 7 days following the assignment or release of the Option.

10. Subject to the provisions of paragraph 9 below, this Election shall continue in full force and effect for such period as the Company would have been responsible for the Secondary Contribution but for this Election.

11.     This Election shall cease to have effect in the event that:

        (i) the Options lapse or are otherwise not capable of being exercised;

        (ii)    it is revoked jointly by both parties in writing

        (iii) a duly authorised representative of the Company gives you written notice that the Election shall terminate;

        (iv) the Board of Inland Revenue serves notice upon the Company that approval for the Election has been withdrawn.

DECLARATION

I hereby agree to be bound by the terms detailed in paragraphs 1 to 8 of this Election and in particular acknowledge that by signing this Election, I am consenting to:-

1. accept liability for and to pay the whole of any Secondary Contributions which may be payable upon the exercise, assignment or release of the Options.

2. the Company deducting some or all of the Secondary Contribution from my salary or other payment due to me.




----------------------------------                   ---------------------------
[NAME OF EMPLOYEE]                                   DATE

DECLARATION

The Company hereby agrees to be bound by the terms detailed in paragraphs 1 to 8 of this agreement and in particular acknowledges that by signing this agreement, it is consenting to:-

1. ensure that proper procedures are in place to collect any Secondary Contributions which may be payable upon the exercise, assignment or release of the Options; and

2. the Company makes payment to the Collector of Taxes by no later than 14 days after the end of the tax month in which the exercise, assignment or release of the Option occurred.

Signed for and on behalf of Informatica Corporation acting as authorised signatory for and on behalf of Informatica Software Limited.

--------------------------------------------         ---------------------------
[NAME and JOB TITLE OF AUTHORISED SIGNATORY]         DATE